Exhibit 2.2

EXECUTION VERSION

META MATERIALS INC.

- and -

1315115 BCINC.

- and-

NANOTECH SECURITY CORP.

ARRANGEMENT AGREEMENT

August 4, 2021

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Interpretation	15
1.3	Number, Gender and Persons	16
1.4	Date for Any Action	16
1.5	Time References	16
1.6	Currency	16
1.7	Accounting Matters	16
1.8	Knowledge	17
1.9	Schedules	17
ARTICLE 2 THE ARRANGEMENT		17
2.1	Arrangement	17
2.2	Obligations of Nanotech	17
2.3	Interim Order	18
2.4	Nanotech Meeting	19
2.5	Nanotech Circular	20
2.6	Final Order	22
2.7	Court Proceedings	22
2.8	Arrangement and Effective Date	23
2.9	Payment of Consideration	23
2.10	META SEC Filings	24
2.11	Announcements and Consultations	24
2.12	Withholding Taxes	24
2.13	Holders of Convertible Securities	25
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF NANOTECH		26
3.1	Representations and Warranties of Nanotech	26
3.2	Survival of Representations and Warranties	26
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF META AND THE PURCHASER		27
4.1	Representations and Warranties of META and the Purchaser	27
4.2	Survival of Representations and Warranties	27
ARTICLE 5 COVENANTS		27
5.1	Covenants of Nanotech Relating to the Arrangement	27
5.2	Covenants of META and the Purchaser to the Arrangement	29

5.3	Covenants of Nanotech Relating to the Conduct of Nanotech Business	31
5.4	Insurance and Indemnification	35
ARTICLE 6 CONDITIONS		37
6.1	Mutual Conditions Precedent	37
6.2	Additional Conditions Precedent in Favour of META and the Purchaser	37
6.3	Additional Conditions Precedent in Favour of META and the Purchaser	38
6.4	Notice and Cure Provisions	39
6.5	Satisfaction of Conditions	40
ARTICLE 7 ADDITIONAL COVENANTS		40
7.1	Covenant Regarding Non-Solicitation	40
7.2	Covenant Regarding Acquisition Proposals	41
7.3	Responding to an Acquisition Proposal	42
7.4	Superior Proposals; Right to Match	43
7.5	Access to Information; Confidentiality; Transition	45
7.6	Other Deliveries	46
ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER		46
8.1	Term	46
8.2	Termination	46
8.3	Expenses and Termination Payment	48
8.4	Amendment	50
8.5	Waiver	50
ARTICLE 9 GENERAL PROVISIONS AND MISCELLANEOUS		51
9.1	Privacy	51
9.2	Notices	51
9.3	Governing Law	52
9.4	Injunctive Relief	53
9.5	Time of Essence	53
9.6	Entire Agreement, Binding Effect and Assignment	53
9.7	Third Party Beneficiaries	53
9.8	No Liability	54
9.9	Severability	54
9.10	Counterparts, Execution	54
SCHEDULE A PLAN OF ARRANGEMENT		A-1
SCHEDULE B NANOTECH ARRANGEMENT RESOLUTION		B-1
SCHEDULE C REPRESENTATIONS AND WARRANTIES OF NANOTECH		C-1

SCHEDULE D REPRESENTATIONS AND WARRANTIES OF META AND THE PURCHASER	D-1
SCHEDULE E SIGNATORIES OF NANOTECH VOTING AGREEMENTS	E-1
SCHEDULE F KEY REGULATORY APPROVALS	F-1

ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT dated August 4, 2021 among META MATERIALS INC., a corporation existing under the laws of Nevada (“META”), 1315115 BC INC., a corporation existing under the laws of the Province of British Columbia (“Purchaser”) and NANOTECH SECURITY CORP., a corporation existing under the laws of the Province of British Columbia (“Nanotech”).

WHEREAS:

A. META, Purchaser and Nanotech wish to complete a transaction pursuant to which, among other things, META will, indirectly through Purchaser, acquire all of the Nanotech Shares in exchange for the Consideration, by way of a statutory plan of arrangement, which is to be completed under the provisions of the BCBCA on and subject to the terms and conditions contained herein;

B. the Nanotech Financial Advisor has advised the Nanotech Board that, as of August 4, 2021, the applicable Consideration to be received by the Nanotech Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Nanotech Shareholders, subject to the assumptions, limitations, qualifications and other matters set forth in the Nanotech Fairness Opinion;

C. the Nanotech Board has determined, upon the recommendation of the Nanotech Special Committee and after having considered financial and legal advice, that the Arrangement is in the best interests of Nanotech and is fair to Nanotech Shareholders and the Nanotech Board has unanimously resolved to recommend that Nanotech Securityholders vote in favour of the Nanotech Arrangement Resolution at the Nanotech Meeting;

D. META has entered into the Nanotech Voting Agreements with the Nanotech Supporting Shareholders, pursuant to which, among other things, such Nanotech Supporting Shareholders agree, subject to the terms and conditions thereof, to vote the Nanotech Shares and any securities convertible, exercisable or exchangeable into Nanotech Shares held by them in favour of the Nanotech Arrangement Resolution;

E. the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Arrangement; and

F. capitalized terms used but not otherwise defined in these recitals have the meanings ascribed to such terms in Section 1.1.

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires:

“Acceptable Confidentiality Agreement” has the meaning ascribed thereto in Subsection 7.3(a)(iv);

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, together with the Nanotech Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Alternative Acquisition Agreement” has the meaning ascribed thereto in Subsection 7.2(a)(iv);

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements, the applicable anti-money laundering statutes of all jurisdictions where a Person and/or its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Entity;

“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement, Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order, with the prior written consent of Nanotech and META, each acting reasonably;

“Authorization” means, with respect to any Person, any order, permit, approval, licence, registration, consent, privilege, award, determination, direction, decision, decree, waiver or similar authorization of any Governmental Entity having jurisdiction over the Person;

“BCBCA” means the Business Corporations Act (British Columbia);

“BC Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario, Vancouver, British Columbia or New York, New York are authorized or required by applicable Law to be closed;

“Claim” means: (i) any suit, action, proceeding, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative; or (ii) any appeal or application for review; whether at law or in equity or by any Governmental Entity;

“Confidentiality Agreement” means the confidentiality agreement between Nanotech and META dated February 9, 2021;

“Consideration”, for a Nanotech Share, Nanotech Option or Nanotech RSU, means the cash consideration to be received pursuant to the Plan of Arrangement in respect of such security in accordance with Sections 2.2(e), 2.2(b) and 2.2(d), respectively, of the Plan of Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, joint venture, partnership or other right or obligation (written or, to the extent enforceable, oral) to which a Party or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia;

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies;

“COVID-19 Measures” means measures undertaken by a Party or its subsidiaries to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, curfew, shut down, closure, sequester, travel restrictions or any other applicable Law, or any other similar directives, guidelines or recommendations issued by any Governmental Entity in connection with or in response to COVID-19;

“D&O Insurance” has the meaning ascribed thereto in Subsection 5.4(b);

“Debt Instrument” means any bond, debenture, mortgage, promissory note or other instrument evidencing indebtedness for borrowed money;

“Depositary” means AST Trust Company (Canada) or such other person appointed by Nanotech and META (each acting reasonably), for the purpose of, among other things, exchanging certificates representing Nanotech Shares for the applicable Consideration;

“Dissent Rights” means the rights of dissent exercisable by the Nanotech Shareholders under Section 237 to 247 of the BCBCA, as modified by Article 3.1 of the Plan of

Arrangement, the Interim Order and the Final Order, in respect of the Nanotech Arrangement Resolution;

“Dissenting Shareholder” has the meaning ascribed thereto in the Plan of Arrangement;

“DP Laws” means all Laws relating to data protection and privacy which is from time to time applicable to Nanotech in any jurisdiction together with all applicable codes of conduct and practice, guidance and opinions relating to data protection and privacy issued in any relevant jurisdiction by, or with the approval of, any Governmental Entity.

“Effective Date” means the date upon which the Arrangement becomes effective pursuant to Subsection 2.8(a);

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Employee Plans” means all benefit or compensation plans, programs, policies, practices, contracts, agreements or other arrangements, covering current or former employees, directors or consultants of Nanotech, including without limitation employment, consulting, deferred compensation, equity, benefit, bonus, incentive, pension, retirement, savings, stock purchase, profit sharing, stock option, stock appreciation, phantom stock, termination, change of control, life insurance, medical, health, welfare, hospital, dental, vision care, drug, sick leave, disability, and similar plans, programmes, arrangements or practices, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to by Nanotech, or to which Nanotech is obligated to contribute, or with respect to which Nanotech has any liability, direct or indirect, contingent or otherwise, other than benefit plans established pursuant to statute;

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any similar matter capable of registration against title or any Contract to create any of the foregoing;

“Environmental Laws” means all Laws aimed at, or relating to, the reclamation or restoration of properties, occupational health and safety, protection of the environment, abatement of pollution, protection of wildlife, ensuring public safety from environmental hazards and all other Laws relating to (i) the management processing, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances; (ii) plant and animal life, (iii) lands; or (iv) other natural resources;

“Final Order” means the final order of the Court contemplated by Section 2.6 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to each of the Parties, acting reasonably, approving the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed, amended, modified, supplemented or varied (provided, however, that any such amendment, modification, supplement or variation is acceptable to the Parties, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied;

“Former Nanotech Securityholder” means a holder of Nanotech Shares, In-the-Money Options or Nanotech RSUs immediately prior to the Effective Time;

“Governmental Entity” means (i) any multinational, supranational, national, federal, state, provincial, county, territorial, municipal, local or other government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, (ii) any self-regulatory organization or securities exchange or over-the-counter market, including the TSXV and NASDAQ, (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iv) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

“Hazardous Substance” means any waste or other substance that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or for which any liability or standard of care is imposed under, any applicable Environmental Laws, including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB- containing equipment and material, mould, asbestos, asbestos-containing material, urea- formaldehyde, urea-formaldehyde-containing material and any other material or substance that may impair the environment;

“IFRS” means International Financial Reporting Standards;

“In-The-Money Option” means each Nanotech Option that, immediately prior to the Effective Time, has an exercise price per Nanotech Share less than the Nanotech Share Price per Nanotech Share;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Incentive Plan” means Nanotech’s Employee and Management Share Incentive Plan adopted January 28, 2015, made affective April 8, 2015 and as amended February 20, 2019;

“Indemnified Person” has the meaning ascribed thereto in Subsection 5.4(a);

“Intellectual Property” means domestic and foreign intellectual property rights, whether or not registrable, patentable or otherwise formally protectable, including: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) works, copyrights, copyright registrations and applications for copyright registration, including all moral rights or similar rights of authorship or attribution; (iii) mask works, integrated circuit topographies and registrations and applications for registration of same; (iv) designs, design registrations, design registration applications and; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos and the goodwill associated with any of the foregoing; (vi) know-how, trade secrets, proprietary information, algorithms, formulae, recipes, systems, compositions, manufacturing and production processes, methods and techniques and related documentation, clinical and testing data, customer and supplier information, and market and survey information; and (vii) social media identities (including accounts, user names and handles);

“Interim Order” means an interim order of the Court contemplated by Section 2.3 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to each of the Parties, acting reasonably, providing for, among other things, the calling and holding of the Nanotech Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably;

“ITA” means the Income Tax Act (Canada), as amended from time to time;

“Key Regulatory Approvals” means those rulings, consents, orders, exemptions, Permits, Authorizations and other approvals of Governmental Entities, necessary to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, as listed in Schedule F;

“Law” means, with respect to any Person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

“material change”, “material fact” and “misrepresentation” have the meanings ascribed thereto in the Securities Act;

“Material Contract” means any of the following for Nanotech:

(a)
any Contract that if terminated or modified or if it ceased to be in effect would reasonably be expected to have a Nanotech Material Adverse Effect;
(b)
any management, employment, severance, retention, transaction bonus, change in control, material consulting, relocation, repatriation or expatriation agreement or other similar Contract;
(c)
any Contract with any distributor, reseller or sales representative with an annual value in excess of $100,000;
(d)
any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Nanotech in relation to the manufacture of Nanotech’s products or product candidates with an annual value in excess of $100,000;
(e)
any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;
(f)
any Contract incorporating or relating to any guaranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Nanotech and any of its officers or directors;
(g)
any Contract imposing any restriction on the right or ability of Nanotech or that would by the terms of the Contract impose any restriction on the right or ability of Nanotech: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;
(h)
any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;
(i)
any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(j)
any joint marketing or development agreement;

(k)
any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of Nanotech; (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of Nanotech; or (C) contains most favored nation pricing provisions with any third party or any requirements or minimum purchase obligations of Nanotech;
(l)
any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement;
(m)
any Contract that does not allow Nanotech to terminate the Contract for convenience with no more than thirty (30) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $100,000 in the aggregate; or
(n)
that is a “material contract” within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations.

“META” has the meaning ascribed thereto in the recitals above;

“META SEC Filings” means META’s filings with the SEC required under the U.S. Securities Act or the U.S. Exchange Act in connection with the transactions contemplated herein;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“Nanotech” has the meaning ascribed thereto in the recitals above;

“Nanotech Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Person or group of Persons, acting jointly or in concert, whether or not in writing and whether or not delivered to Nanotech, after the date hereof relating to: (i) any acquisition or purchase, direct or indirect, of: (A) the assets of Nanotech that, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Nanotech or which contribute twenty percent (20%) or more of the consolidated revenue of Nanotech (or any lease, long-term supply, hedging arrangement, joint venture, strategic alliance, partnership or other transaction having the same economic effect as an acquisition or purchase of such assets), or (B) beneficial ownership of twenty percent (20%) or more of the issued and outstanding voting or equity securities of Nanotech; (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning twenty percent (20%) or more of the issued and outstanding voting or equity securities of any class of voting or equity securities of Nanotech; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Nanotech; in all cases, whether in a single transaction or in a series of related transactions; (iv) any direct or indirect sale of assets (or any alliance, joint venture, earn-in right, option to acquire, lease, licence or other arrangement having a similar economic effect as a sale) by Nanotech, which assets represent twenty percent (20%) or more of the consolidated assets of Nanotech, or contribute twenty percent (20%) or more of the consolidated revenue or operating income of Nanotech; or (v) any other similar transaction, the consummation of which prevents, delays, impedes or interferes with, the transactions contemplated by this Agreement;

“Nanotech Annual Financial Statements” means the audited consolidated financial statements of Nanotech as at, and for the years ended September 30, 2019 and September 30, 2020 including the auditor’s report thereon and the notes thereto;

“Nanotech Arrangement Resolution” means the special resolution of the Nanotech Securityholders approving the Plan of Arrangement, which is to be considered at the Nanotech Meeting in the form of Schedule B hereto (unless META agrees in writing to any changes to such form);

“Nanotech Board” means the board of directors of Nanotech as the same is constituted from time to time;

“Nanotech Board Recommendation” has the meaning ascribed thereto in Subsection 2.5(b)(iii);

“Nanotech Business” means the business and affairs of Nanotech as described in the Nanotech Disclosure Documents;

“Nanotech Change in Recommendation” occurs or is made when: (i) the Nanotech Board and/or any committee of the Nanotech Board fails to unanimously make or withdraws, amends, modifies or qualifies, publicly proposes or states its intention, to withdraw, amend, modify or qualify, in a manner adverse to META, the Arrangement or the Nanotech Arrangement Resolution, or fails to publicly reaffirm (without qualification) within five (5) Business Days (and in any case prior to the Nanotech Meeting) after having been requested in writing by META to do so, the Nanotech Board Recommendation; (ii) the Nanotech Board or any committee of the Nanotech Board takes no position or a neutral position with respect to a Nanotech Acquisition Proposal for more than five (5) Business Days after a Nanotech Acquisition Proposal is made or publicly announced; or (iii) the Nanotech Board or any committee of the Nanotech Board resolves or publicly proposes to take any of the foregoing actions;

“Nanotech Circular” means the notice of the Nanotech Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Nanotech Securityholders, as required by the Court in the Interim Order, in connection with the Nanotech Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

“Nanotech Disclosure Documents” means all information, disclosure, forms, reports, schedules, statements, certifications and other documents, including without limitation all press releases, forms, reports, schedules, financial statements and notes and schedules to such financial statements, management’s discussion and analysis of financial condition and results of operations, certifications, annual information forms, management information circulars, material change reports, business acquisition reports and other documents publicly disclosed or filed by Nanotech with the Securities Authorities since October 1, 2019 and prior to the date hereof and publicly available at www.sedar.com;

“Nanotech Disclosure Letter” means the disclosure letter executed by Nanotech and delivered to META prior to or concurrently with the execution of this Agreement;

“Nanotech Employees” means employees employed by Nanotech;

“Nanotech Fairness Opinion” means the opinion of the Nanotech Financial Advisor to the effect that, as of the date of such opinion, the Consideration to be received by the Nanotech Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Nanotech Shareholders;

“Nanotech Financial Advisor” means Echelon Wealth Partners Inc.;

“Nanotech Financial Statements” means collectively the Nanotech Interim Financial Statements and the Nanotech Annual Financial Statements;

“Nanotech Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of Nanotech as at, and for the three-month and six-month period ended March 31, 2021 and 2020 including the notes thereto, or any subsequent interim financial statement of Nanotech filed on SEDAR prior to the Effective Time;

“Nanotech Material Adverse Effect” means any effect, fact, change, event, occurrence or circumstance that individually or in the aggregate with other such effects, facts, changes, events, occurrences or circumstances is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), capital, operations or results of operations of Nanotech other than any effect, fact, change, event, occurrence or circumstance arising from, relating to or resulting from, as applicable: (i) the global economy, political conditions (including the outbreak of war or any acts of terrorism), international trade or securities, financial or credit markets in general, natural disasters or other acts of God; (ii) the nanotechnology film and nano-optics industry in general, (iii) any generally applicable change in applicable Law (other than orders, judgments, claims or decrees against Nanotech), including the COVID-19 Measures, or accounting standards or the enforcement or interpretation thereof; (iv) a change in the market trading price or trading volume of Nanotech Shares (it being understood that the underlying cause of any such change may be taken into consideration when determining whether a Nanotech Material Adverse Effect has occurred, unless otherwise excepted under this definition); (v) the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, on Nanotech with customers, suppliers, business partners, regulators, vendors, Governmental Entities or other third Persons; (vi) any action required to be taken or omitted from being taken by Nanotech pursuant to this Agreement or that META has expressly consented to, approved or requested in writing following the date of this Agreement and (vii) any disease outbreaks, pandemics or epidemics or other related condition including COVID-19; provided, however, that (x) in the event that Nanotech is materially and disproportionately affected by an effect described in clause (i), (ii), (iii) or (vii) above relative to other participants in the industries in which Nanotech operates, the extent (and only the extent) of such effect, relative to such other participants, on Nanotech may be taken into account in determining whether there has been a Nanotech Material Adverse Effect; and (y) references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for the purposes of determining whether a Nanotech Material Adverse Effect has occurred;

“Nanotech Meeting” means the special meeting of Nanotech Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Nanotech Arrangement Resolution, and for any other purpose as may be set out in the Nanotech Circular with the prior consent of META, acting reasonably;

“Nanotech Optionholders” means the holders at the relevant time of Nanotech Options;

“Nanotech Options” means, at any time, options exercisable to acquire Nanotech Shares granted under the Incentive Plan which are, at such time, outstanding, whether or not vested;

“Nanotech Owned Real Property” has the meaning ascribed thereto in Schedule C(jj);

“Nanotech RSU” means an issued and outstanding restricted share unit of Nanotech granted under the Incentive Plan, whether or not vested;

“Nanotech Securityholder Approval” has the meaning ascribed thereto in Subsection 2.3(c);

“Nanotech Securityholders” means Nanotech Shareholders, Nanotech Optionholders and holders of Nanotech RSUs;

“Nanotech Shareholders” means the holders of Nanotech Shares;

“Nanotech Shares” means issued and outstanding common shares in the capital of Nanotech;

“Nanotech Share Price” means $1.25 per Nanotech Share;

“Nanotech Special Committee” means the special committee of independent members of the Nanotech Board formed inter alia to make a recommendation to the Nanotech Board with respect to the transactions contemplated by this Agreement;

“Nanotech Superior Proposal” means any bona fide written Nanotech Acquisition Proposal to acquire not less than all of the outstanding Nanotech Shares or all or substantially all of the assets of Nanotech on a consolidated basis that: (i) complies with Securities Laws and did not result from or involve a breach of Article 7; (ii) in the good faith opinion of the Nanotech Board is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (iii) is not subject, either by the terms of such Nanotech Acquisition Proposal or by virtue of any applicable Law, or rule or requirement of any stock exchange, to any requirement that the approval of the shareholders of the Person making the Nanotech Acquisition Proposal be obtained; (iv) if any consideration is cash, is not subject to any financing contingency or condition; (v) is not subject to any due diligence or access condition (other than an access provision substantially similar to Section 7.5); (vi) does not provide for the payment of any break, termination or other similar fees or expenses to the Person making such proposal in the event that Nanotech completes the Arrangement or any similar other transaction with META or any of its affiliates agreed to prior to any termination of this Agreement; and (vii) that the Nanotech Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Nanotech Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Nanotech Acquisition Proposal and the Person making such Nanotech Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Nanotech Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by META pursuant to Subsection 7.4(b));

“Nanotech Supporting Shareholders” means the individuals listed in Schedule E hereto;

“Nanotech Voting Agreements” means the voting agreements of even date herewith (including all amendments thereto after the date hereof) between META and the Nanotech Supporting Shareholders setting forth the terms and conditions upon which the Nanotech Supporting Shareholders have agreed, among other things, to vote their Nanotech Shares in favour of the Nanotech Arrangement Resolution;

“NASDAQ” means the NASDAQ Capital Market;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices (in terms of nature, scope and magnitude) of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“OTC” means the OTCQX tier of the OTC Markets Group platform;

“Out-of-The-Money Option” means a Nanotech Option that is not an In-The-Money Option;

“Outside Date” means October 31, 2021 or such later date as may be agreed to in writing by the Parties;

“Parties” means, collectively, Nanotech, META and the Purchaser and a “Party” means any one of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other authorization of, from or required by any Governmental Entity;

“Permitted Encumbrance” means, with respect to Nanotech:

(a)
assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease to which Nanotech or any of its subsidiaries is the tenant;
(b)
liens for Taxes, assessments and governmental charges which are not yet due or payable or that are being contested in good faith and diligently by appropriate proceedings and for the payment of which adequate provision has been made in Nanotech’s financial statements;
(c)
registered servitudes, easements, restrictions, rights of way and other similar rights in real property or any interest therein, provided: (i) the same are not of such nature as to materially restrict, limit, impair or impede the use of the property subject thereto in

Nanotech’s business; and (ii) each such encumbrance has been complied with and is in good standing;
(d)
security given in the ordinary course of Nanotech’s business to any public utility, municipality or other Governmental Entity in connection with the operations of Nanotech’s business, other than security for borrowed money, provided that such security does not materially restrict, limit, impair of impede the ability of Nanotech or any of its subsidiaries to carry on its business;
(e)
undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or Encumbrances to which any Governmental Entity may be entitled that have not at the time been filed or registered against the title to the asset or served upon the owner or lessee of the property subject thereto pursuant to Law and that relate to obligations not due or delinquent, provided that they do not materially restrict, limit, impair of impede the ability of Nanotech or any of its subsidiaries to carry on its business;
(f)
municipal by-laws, regulations, ordinances, zoning law, building or land use restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property; and
(g)
the right reserved to or vested in any Governmental Entity by any statutory provision;

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Personal Information” means any information (regardless of form) that relates to an identified or identifiable individual; an identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identifier, such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person; or any other information about an individual that is defined as “personal data” or “personal information” by applicable Law. Personal Information may include information such as name, street address, telephone number, email address, photograph, date of birth, social security number, driver’s license number or data collected through an automated license plate recognition system, passport number, financial account information, username and password combinations or customer or account number, geolocation information of an individual or device, biometric data, medical or health information, cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier, and web or mobile browsing or usage information that is linked to the foregoing;

“Plan of Arrangement” means the plan of arrangement of Nanotech, substantially in the form of Schedule A hereto, and any amendments or variations thereto made from time to time in accordance with this Agreement, the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

“Privacy Requirements” means (i) DP Laws; and (ii) to the extent not inconsistent with the foregoing, all of the obligations, restrictions and prohibitions related to protection of privacy and personal data imposed by Nanotech’s policies and contracts;

“Purchaser” has the meaning ascribed thereto in the recitals above;

“Quebec Nanotech Owned Real Property” means the property bearing civic address 350 Rue Nash, in the City of Thurso, Province of Quebec, and further described in Schedule C(jj);

“Representative” means, collectively, in respect of a Person, its subsidiaries and its affiliates and its and their officers, directors, employees, consultants, advisors, agents or other representatives (including financial, legal or other advisors);

“SEC” means the U.S. Securities and Exchange Commission; “Securities Act” means the Securities Act (British Columbia);

“Securities Authorities” means all securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, having jurisdiction over Nanotech, or the TSXV;

“Securities Laws” means the Securities Act, together with all other applicable Canadian provincial securities laws, and the rules and regulations and published policies of the securities authorities thereunder, as now in effect and as they may be promulgated or amended from time to time, and includes the rules and policies of the TSXV that are applicable to Nanotech;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval;

“subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 –Prospectus Exemptions;

“Superior Proposal Matching Period” has the meaning ascribed thereto in Subsection 7.4(a)(iv);

“Superior Proposal Notice” has the meaning ascribed thereto in Subsection 7.4(a)(iii);

“Tax Returns” means all domestic and foreign federal, state, provincial, territorial, municipal and local returns, reports, declarations, disclosures, elections, notices, filings, forms, statements, information statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Taxes” means any and all domestic and foreign federal, state, provincial, municipal, territorial and local taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities imposed by any Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including without limitation pension plan contributions, tax instalment payments, unemployment insurance contributions and employment insurance contributions, disability, severance, social security, workers’ compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, capital gains, capital stock, windfall profits, premium, transfer, franchise, stamp, license, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all estimated taxes, deficiency assessments, interest, penalties, fines and additions to tax imposed with respect to such amounts, and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person or other entity;

“Termination Payment” means an amount equal to $2,800,000;

“Transaction Personal Information” has the meaning ascribed thereto in Section 9.1; “TSXV” means the TSX Venture Exchange Inc.;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder; and

“United States” means the United States of America.

1.2 Interpretation

For the purposes of this Agreement, except as otherwise expressly provided:

(a)
“this Agreement” means this Arrangement Agreement, including the recitals and Schedules hereto, and not any particular Article, Section, Subsection or other subdivision, recital or Schedule hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;
(b)
the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, or other subdivision, recital or Appendix hereof;
(c)
all references in this Agreement to a designated “Article”, “Section”, “Subsection” or other subdivision, recital or “Schedule” hereof are references to the designated Article, Section, Subsections or other subdivision, recital or Schedule to, this Agreement;
(d)
a reference to a statute in this Agreement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments; and
(e)
the division of this Agreement into Article, Sections, Subsections and other subdivisions, recitals or Schedule, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

1.3 Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuters.

1.4 Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Time References.

Unless otherwise stated, references to time are to local time, Vancouver, British Columbia.

1.6 Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.7 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of Nanotech shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of Nanotech required to be made shall be made in a manner consistent with IFRS consistently applied.

1.8 Knowledge

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of Nanotech, it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant subject matter, of any of the Chief Executive Officer and the Chief Financial Officer.

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of META or the Purchaser, it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant subject matter, of any of the Chief Executive Officer and the Chief Financial Officer.

1.9 Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	–	Plan of Arrangement
Schedule B	–	Nanotech Arrangement Resolution
Schedule C	–	Representations and Warranties of Nanotech
Schedule D	–	Representations and Warranties of META
Schedule E	–	Signatories of Nanotech Voting Agreements
Schedule F	–	Key Regulatory Approvals

ARTICLE 2

THE ARRANGEMENT

2.1 Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, pursuant to which (among other things) each Nanotech Shareholder (other than Nanotech Shareholders who have validly exercised Dissent Rights) shall receive the Consideration provided for in Section 2.2(e) of the Plan of Arrangement for each Nanotech Share held.

2.2 Obligations of Nanotech

Subject to the terms and conditions of this Agreement, Nanotech will take all actions reasonably needed to:

(a)
apply for, and diligently pursue a notice of application before the Court for, the Interim Order in respect of the Arrangement;
(b)
in accordance with the terms of and the procedures contained in the Interim Order, duly call, give notice of, convene and hold the Nanotech Meeting as soon as reasonably practicable after the date hereof, and in any event no later than September 30, 2021;
(c)
solicit proxies of the Nanotech Shareholders in favour of the Nanotech Arrangement Resolution and against any resolution or proposal submitted by any Person that is inconsistent with the Nanotech Arrangement Resolution or that would reasonably be expected to materially impair, delay or impede the completion of any of the transactions contemplated by this Agreement, including, if so requested by META, acting reasonably, using proxy solicitation services firms selected by Nanotech and acceptable to and at the expense of META to solicit proxies in favour of the approval of the Nanotech Arrangement Resolution; provided that Nanotech shall not be required to continue to solicit proxies if there has been a Nanotech Change in Recommendation specifically permitted pursuant to Section 7.4;
(d)
fix the date of the Nanotech Meeting, which date shall be no later than September 30, 2021, give notice to META of the Nanotech Meeting, and allow META and META’s Representatives (including legal counsel) to attend the Nanotech Meeting;
(e)
subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary to submit the Arrangement to the Court and appear at Court to seek the Final Order as soon as reasonably practicable (and, in any event, within five (5) Business Days following the approval of the Nanotech Arrangement Resolution at the Nanotech Meeting); and

(f)
consult with META in respect of the actions as set out in this Article 2, including providing META with a reasonable opportunity to comment on all draft documentation prepared by Nanotech in connection with the foregoing, and to give due consideration to, and act reasonably with respect to, adopting such comments.

2.3 Interim Order

As soon as reasonably practicable after the date of this Agreement, and in any event no later than August 25, 2021, Nanotech shall apply to the Court in a manner and on terms acceptable to META, acting reasonably, pursuant to Section 291 of the BCBCA and, in cooperation with META, prepare, file and diligently pursue a notice of application for the Interim Order, which shall provide, among other things:

(a)
for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Nanotech Meeting and for the manner in which such notice is to be provided;
(b)
for a fixed record date for the purposes of determining the Nanotech Securityholders entitled to receive notice of and vote at the Nanotech Meeting (which date shall be fixed and published by Nanotech in consultation with META);
(c)
that the requisite approval for the Nanotech Arrangement Resolution shall be (i) two-thirds of the votes cast by the Nanotech Shareholders present in person or by proxy at the Nanotech Meeting; (ii) a majority of the votes cast by the Nanotech Shareholders present in person or represented by proxy at the Nanotech Meeting excluding for this purpose the votes attached to Nanotech Shares held by Persons described in items (a) through (d) of Section 8.1(2) of MI 61-101; and (iii) two- thirds of the votes cast by the Nanotech Shareholders and the holders of Nanotech Options and the holders of Nanotech RSUs, voting together as a single class (on an as-converted to Nanotech Share basis), present in person or by proxy at the Nanotech Meeting (collectively, “Nanotech Securityholder Approval”);
(d)
that, in all other respects, the terms, conditions and restrictions of the constating documents of Nanotech relating to a meeting of Nanotech Shareholders, including quorum requirements, shall apply in respect of the Nanotech Meeting;
(e)
for the grant of Dissent Rights to the Nanotech Shareholders who are registered Nanotech Shareholders, as set out in the Plan of Arrangement;
(f)
for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(g)
that the Nanotech Meeting may be adjourned or postponed from time to time by Nanotech in accordance with the terms of this Agreement without the need for additional approval of the Court;

(h)
that the record date for Nanotech Securityholders entitled to notice of and to vote at the Nanotech Meeting will not change in respect of any adjournment(s) or postponement(s) of the Nanotech Meeting, unless required pursuant to applicable Law;
(i)
that each Nanotech Securityholder shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter a response to petition within a reasonable time; and
(j)
for such other matters as Securities Authorities may require in connection with the Arrangement, or as META and/or Nanotech may reasonably require, subject to obtaining the prior consent of Nanotech and/or META, respectively, such consent not to be unreasonably withheld, delayed or conditioned; provided that such other matters would not reasonably be expected to materially impair, delay or impede the completion of the transactions contemplated by this Agreement.

2.4 Nanotech Meeting

Subject to the terms of this Agreement:

(a)
Nanotech agrees to convene the Nanotech Meeting in accordance with the Interim Order, the constating documents of Nanotech and applicable Law as soon as practicable, and in any event no later than September 30, 2021;
(b)
Nanotech agrees to conduct the Nanotech Meeting in accordance with the Interim Order, the constating documents of Nanotech and applicable Law;
(c)
Nanotech will promptly advise META on a daily basis on each of the last ten (10) Business Days prior to the date of the Nanotech Meeting as to the aggregate tally of the proxies received by Nanotech in respect of the Nanotech Arrangement Resolution;
(d)
Nanotech will promptly advise META of any written communication from or written claims brought by (or threatened in writing, to be brought by) any Nanotech Securityholder or any other Person in opposition to the Arrangement, the Nanotech Arrangement Resolution and/or any exercise or purported exercise by any Nanotech Shareholder of Dissent Rights received by Nanotech and any withdrawal of Dissent Rights received by Nanotech and any written communications sent by or on behalf of Nanotech to any Nanotech Shareholder exercising or purporting to exercise Dissent Rights; and
(e)
except as required by applicable Law, Nanotech will not propose or submit for consideration at the Nanotech Meeting any business other than the approval of the Nanotech Arrangement Resolution without META’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned provided that such business would not reasonably be expected to materially impair, delay or impede the completion of the transactions contemplated by this Agreement.

2.5 Nanotech Circular

(a)
As soon as reasonably practicable following execution of this Agreement, but subject to Subsection 2.5(c), Nanotech shall (i) prepare, in consultation with META, the Nanotech Circular, together with any other documents required by applicable Law in connection with the Nanotech Meeting, (ii) cause the Nanotech Circular to be sent to Nanotech Securityholders and any other Person as required by the Interim Order and applicable Law, and (iii) cause the Nanotech Circular (and any other filings required to be filed under applicable Law) to be filed in all jurisdictions where the same is required to be filed, all in accordance with applicable Law and the Interim Order, in each case so as to permit the Nanotech Meeting to be held by the date specified in Subsection 2.4(a). Nanotech shall ensure that the Nanotech Circular complies in all material respects with all applicable Law, does not include any misrepresentation (other than with respect to any information relating solely to META and/or the Purchaser and provided by META in writing specifically for inclusion in the Nanotech Circular) and contains sufficient detail to permit the Nanotech Securityholders, to form a reasoned judgement concerning the Arrangement and the Nanotech Arrangement Resolution to be placed before them at the Nanotech Meeting.
(b)
Except in the case of a Nanotech Change in Recommendation specifically permitted pursuant to Section 7.4, Nanotech shall disclose in the Nanotech Circular:
(i)
that the Nanotech Board has received the Nanotech Fairness Opinion from the Nanotech Financial Advisor;
(ii)
the general terms of the Nanotech Fairness Opinion and a copy of such Nanotech Fairness Opinion shall be included in the Nanotech Circular;
(iii)
that the Nanotech Board has unanimously determined, after receiving financial and legal advice, that (A) the Arrangement is fair to the Nanotech Shareholders, (B) the Arrangement is in the best interests of Nanotech, and (C) the Nanotech Board unanimously recommends that the Nanotech Securityholders vote in favour of the Nanotech Arrangement Resolution (the “Nanotech Board Recommendation”); and
(iv)
that each director, senior officer and shareholder of Nanotech set out in Schedule E hereto has signed a Nanotech Voting Agreement and agreed to vote all of such Person’s Nanotech Securities (including any Nanotech Shares issued upon the exercise of any securities convertible, exercisable or exchangeable into or for Nanotech Shares) in favour of the Nanotech Arrangement Resolution, and against any resolution submitted by any Person that is inconsistent with the Arrangement, subject to the other terms of the Nanotech Voting Agreements.
(c)
META shall promptly provide to Nanotech all information regarding META or its subsidiaries and affiliates, as required by the Interim Order and applicable Law for inclusion in the Nanotech Circular, or in any amendments or supplements to such Nanotech Circular. META shall ensure that no such information provided by META specifically for inclusion in the Nanotech Circular will contain any misrepresentation concerning META, its subsidiaries and affiliates.
(d)
META and its legal counsel shall be given a reasonable opportunity to review and comment on the Nanotech Circular and all such other documents required to be filed or distributed to Nanotech Shareholders under the Securities Laws in connection with the Arrangement. Nanotech and its legal counsel shall give reasonable and good faith consideration to any comments of META and its legal counsel in respect of the Nanotech Circular and all such other documents. Final copies of the Nanotech Circular and all such other documents shall be satisfactory to META, acting reasonably, before they are printed, or distributed to Nanotech Shareholders or filed with any Governmental Entity. Nanotech agrees that all information relating solely to META and its subsidiaries and affiliates included in the Nanotech Circular must be in a form and content satisfactory to META, acting reasonably.
(e)
Each of Nanotech and META shall promptly notify the other Party if at any time before the Effective Date either becomes aware that the Nanotech Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any amendment or supplement to the Nanotech Circular as required or appropriate, and Nanotech shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Nanotech Circular to Nanotech Securityholders and, if required by the Court or applicable Law, file the same with any Governmental Entity and as otherwise required.
(f)
Nanotech shall keep META informed of any material requests or comments made by any Securities Authorities in connection with the Nanotech Circular and, as promptly as reasonably practicable, provide META with copies of any correspondence received by Nanotech from, or sent by Nanotech to, any Securities Authorities in connection with the Nanotech Circular.

2.6 Final Order

If the Interim Order is obtained and the Nanotech Arrangement Resolution is passed at the Nanotech Meeting in accordance with applicable Law and the Interim Order, then Nanotech shall take all steps necessary or desirable to submit the Arrangement to the Court as soon as practicable (and, in any event, within five (5) Business Days following the Nanotech Meeting) and diligently pursue an application to the Court for the Final Order pursuant to Section 291 of the BCBCA approving the Arrangement on terms reasonably satisfactory to each of Nanotech and META.

2.7 Court Proceedings

Subject to the terms of this Agreement, Nanotech shall diligently pursue, and Nanotech and META shall cooperate with each other in pursuing, the Interim Order and the Final Order. Nanotech will provide META and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Interim Order and the Final Order and shall give reasonable and good faith consideration to any comments of META and its counsel. Nanotech will ensure that all materials filed with the Court in connection with the Arrangement are consistent with this Agreement and the Plan of Arrangement. Subject to applicable Law, Nanotech will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except in compliance with this Agreement and with META’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall require META to agree or consent to any increase or change in the applicable Consideration or any modification or amendment to such filed or served materials that expands or increases META’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. Nanotech shall also provide to META and to META’s legal counsel on a timely basis copies of any response to petition or other Court documents served on Nanotech in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Nanotech indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. In addition, Nanotech will not object to legal counsel to META making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided, however, that Nanotech and its legal counsel are advised of the nature of any submissions a reasonable time prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Nanotech will also oppose any proposal from any party other than a Party that the Interim Order or the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Time, Nanotech is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so only after reasonable advance notice to, and in consultation and cooperation with, META. If the Courts in British Columbia are closed due to COVID-19, COVID-19 Measures or other related conditions, then the time to make application to the Court or convene and conduct the Nanotech Meeting in Sections 2.2(d), 2.4 and 2.6, shall be tolled for such period as the Courts are closed plus three (3) Business Days; provided that in no event shall such tolling and three (3) Business Day period extend beyond the Outside Date.

2.8 Arrangement and Effective Date

(a)
On the third (3rd) Business Day after the satisfaction or, where permitted, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6, unless another time or date is agreed to in writing by the Parties (the “Effective Date”), the Arrangement shall be effective as of the Effective Time. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA.
(b)
The closing of the Arrangement will take place at the offices of Fasken Martineau DuMoulin LLP in Toronto at the Effective Time on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.9 Payment of Consideration

As soon as reasonably practicable following receipt by Nanotech of the Final Order and in any event not later than the Business Day prior to the Effective Date, Purchaser shall deposit or cause to be deposited in escrow with the Depositary,

(a)
for the benefit of the holders of Nanotech Shares, a cash amount equal to the aggregate Consideration payable to such holders in accordance with Section 2.2(e) of the Plan of Arrangement, and
(b)
payable on behalf of Nanotech and for the benefit of the holders of In-the-Money Options and Nanotech RSUs, a cash amount equal to the aggregate Consideration payable to such holders in accordance with Sections 2.2(b) and 2.2(d) of the Plan of Arrangement, and the aggregate amount of which shall be held by the Depositary as agent and nominee for Former Nanotech Securityholders for distribution to such Former Nanotech Securityholders in accordance with the provisions of this Plan of Arrangement. The payment of the cash amount described in paragraph (c) of this Section 2.9 by the Depositary for the benefit of the holders of In-the-Money Options and Nanotech RSUs shall be recorded by Nanotech and the Purchaser as indebtedness owing by Nanotech to the Purchaser.

2.10 META SEC Filings

Nanotech shall promptly provide to META all information regarding Nanotech, as required by applicable Law for inclusion in the META SEC Filings, or in any amendments or supplements to such META SEC Filings. Nanotech shall ensure that no such information provided by Nanotech specifically for inclusion in the META SEC Filings will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.11 Announcements and Consultations

META and Nanotech shall consult with each other in respect to issuing any press release, preparing any presentations or otherwise making any public statement or in making any filing with any Governmental Entity with respect to this Agreement or the Arrangement, except as otherwise set forth in this Agreement. Each of META and Nanotech shall use all commercially reasonable efforts to enable the other Party to review and comment on all such press releases, presentations, public statements and, except as otherwise set forth in this Agreement, filings prior to the release or filing, respectively, thereof, and neither META nor Nanotech shall release, make or file any press release, presentation or public statements or, except as otherwise set forth in this Agreement, filing without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), provided, however, that the obligations herein shall not prevent a Party from making such disclosure as is required by applicable Law or the rules and policies of any applicable securities exchange, and the Party making such disclosure shall use all commercially reasonable efforts to enable the other Party to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. Reasonable consideration shall be given to any comments made by the other Party and its counsel. For the avoidance of doubt, none of the foregoing shall prevent Nanotech or META from making: (i) internal announcements to employees and having discussions in the ordinary course of business with Nanotech Shareholders or shareholders of META, respectively, financial analysts and other stakeholders so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by such Party and, in the case of Nanotech, comply with its obligations under Article 7; or (ii) public announcements in the ordinary course of business that do not relate to this Agreement or the Arrangement so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by such Party.

2.12 Withholding Taxes

The Parties, the Depositary and any Person making any payment on their behalf in connection with the Arrangement shall be entitled to deduct and withhold from any consideration or amount payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any Person (including, for greater certainty, any Nanotech Shareholder, any holder of Nanotech Options or Nanotech RSUs and any Dissenting Shareholder), such amounts as Nanotech, META, the Purchaser, the Depositary or such Person making any payment on their behalf, as applicable, is required or permitted to deduct and withhold with respect to such payment under the ITA, United States Tax Laws or any other applicable Law or the administrative practice of any Governmental Entity; except when such Person has paid such amount in cash to Nanotech, META, Purchaser, or the Depository, as applicable, to enable such Person to comply with such deduction or withholding requirement. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid;

provided that such withheld amounts are actually remitted to the appropriate Governmental Entity.

2.13 Holders of Convertible Securities

(a)
Each In-The-Money Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall, without any further action on behalf of any holder thereof, be acquired for cancellation by Nanotech, free and clear of all Encumbrances, in consideration for a cash payment payable on behalf of Nanotech equal to the product obtained by multiplying the amount by which the Nanotech Share Price exceeds the exercise price per Nanotech Share of such In-The-Money Option by the number of Nanotech Shares underlying such In-The-Money Option, subject to applicable withholdings in accordance with Section 4.4 of the Plan of Arrangement, and the name of such holder will be removed from the applicable register of Nanotech as a holder of Nanotech Options. Each In-The-Money Option issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled and all option agreements related thereto shall be terminated and the holder thereof shall thereafter have only the right to receive the Consideration to which such holder is entitled pursuant to Subsection 2.2(b) of the Plan of Arrangement.
(b)
Each Out-of-The-Money Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall, without any further action on behalf of any holder of such Out-Of-The-Money Option, be cancelled without payment of any consideration to any holder thereof and all option agreements related thereto shall be terminated and the name of such holder will be removed from the applicable register of Nanotech as a holder of Nanotech Options and none of Nanotech, META and Purchaser shall have any liability with respect to such option agreements or Out-Of-The-Money Options.
(c)
Each Nanotech RSU that is outstanding immediately prior to the Effective Time, whether or not vested, shall, without any further action on the part of the holder thereof, be acquired for cancellation by Nanotech free and clear of all Encumbrances in consideration for a cash payment payable on behalf of Nanotech equal to the Nanotech Share Price, subject to applicable withholdings in accordance with Section 4.4 of the Plan of Arrangement, and each such Nanotech RSU issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled and the name of such holder will be removed from the applicable register of Nanotech as a holder of Nanotech RSUs and all Nanotech RSU agreements related thereto shall be terminated and the holder thereof shall thereafter have only the right to receive the Consideration to which such holder is entitled pursuant to Subsection 2.2(d) of the Plan of Arrangement.
(d)
The Parties acknowledge that no deduction will be claimed by Nanotech or any Person not dealing at arm’s length with Nanotech in respect of any payment made to a holder of In-The-Money Options pursuant to this Agreement or the Plan of Arrangement who is a resident of Canada or who is or was employed in Canada (all within the meaning of the ITA), to the extent that the deduction under paragraph 110(1)(d) of the ITA would otherwise be available to such holder in respect of the disposition of In-The-Money Options (each, a “Canadian Nanotech Optionholder”), in computing the taxable income of, Nanotech or any Person not dealing at arm’s length with Nanotech under the ITA and the Parties will cause: (i) where applicable, an election to be made by the appropriate Person pursuant to subsection 110(1.1) of the ITA in respect of the payments made to Canadian Nanotech Optionholders in consideration for the cancellation of In-The-Money Options; and (ii) provide evidence in writing of such election to Canadian Nanotech Optionholders as contemplated by the ITA, it being understood that Canadian Nanotech Optionholders will be entitled to claim deductions available to them pursuant to paragraph 110(1)(d) the ITA in respect of the calculation of any benefit arising from the disposition of Nanotech Options.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF NANOTECH

3.1 Representations and Warranties of Nanotech

Except as disclosed in the Nanotech Disclosure Letter, Nanotech represents and warrants to META and the Purchaser as set forth in Schedule C and acknowledges and agrees that META and the Purchaser are relying upon such representations and warranties in connection with the entering into of this Agreement. Any investigation by META or its Representatives shall not mitigate, diminish or affect the representations and warranties of Nanotech pursuant to this Agreement.

3.2 Survival of Representations and Warranties

The representations and warranties of Nanotech contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF META AND THE PURCHASER

4.1 Representations and Warranties of META and the Purchaser

META and the Purchaser jointly and severally represent and warrant to Nanotech as set forth in Schedule D and acknowledge and agree that Nanotech is relying upon such representations and warranties in connection with the entering into of this Agreement. Any investigation by Nanotech or its Representatives shall not mitigate, diminish or affect the representations and warranties of META and the Purchaser pursuant to this Agreement.

4.2 Survival of Representations and Warranties

The representations and warranties of META and the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.1 Covenants of Nanotech Relating to the Arrangement

Except such actions as are expressly permitted pursuant to any other term of this Agreement, Nanotech shall perform all obligations required to be performed by Nanotech under this Agreement, co-operate with META in connection therewith, and use its commercially reasonable efforts to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Nanotech shall:

(a)
apply for and use all commercially reasonable efforts in co-operation with META to obtain all Key Regulatory Approvals and, in doing so, keep META informed in a timely manner as to the status of the proceedings or other actions related to obtaining the Key Regulatory Approvals, including (i) providing META with copies of all related applications and notifications, in draft form, in order for META to provide its comments thereon, and Nanotech shall give reasonable and good faith consideration to any comments of META and its legal counsel; (ii) promptly furnishing to META copies of notices or other formal communications received by Nanotech from, or given by Nanotech to, any Governmental Entity (including any Securities Authority) with respect to the transactions contemplated by this Agreement or otherwise; and (iii) subject to applicable Law, Nanotech shall, to the extent reasonably practicable, provide META and its counsel with the opportunity to participate in any substantive meeting, teleconference or other material communication with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Key Regulatory Approvals;
(b)
use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement applicable to it, take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements which applicable Law may impose on Nanotech with respect to the Arrangement or the other transactions contemplated by this Agreement and including effecting all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by Nanotech in connection with the Arrangement and cooperating with META in connection with its performance of its obligations hereunder;

(c)
use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Nanotech challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Nanotech which may materially impede the ability of the Parties to consummate the Arrangement or the other transactions contemplated by this Agreement; provided that none of the Parties nor any of their respective subsidiaries shall consent to the entry of any judgment or settlement with respect to any such proceeding without the prior written approval of the other Parties, not to be unreasonably withheld, conditioned or delayed;
(d)
use all commercially reasonable efforts to obtain, and to assist META with respect to obtaining, as applicable, all consents, waivers or approvals required under all Material Contracts, including waivers required in connection with any change of control provisions contained in any Material Contracts;
(e)
cooperate with META and use all commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Law and the policies of the TSXV and the OTC to enable the delisting by Nanotech of the Nanotech Shares from the TSXV and the OTC as soon as reasonably practicable (and in any event in compliance with applicable Law) following the Effective Time;
(f)
until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, Nanotech shall, to the extent not precluded by applicable Law, promptly notify META, in writing, and promptly provide copies of any related documentation received, when Nanotech has knowledge of:
(i)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or other Person) is or may be required in connection with this Agreement or the Arrangement;
(ii)
any notice or other communication from any Governmental Entity in connection with the Arrangement or this Agreement; or
(iii)
any filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Nanotech, threatened orally or in writing against, or, in respect of any filings, actions, suits, claims, investigations or proceedings existing as at the date hereof, if any additional filings, actions, suits, claims, investigations or proceedings are made or threatened orally or in writing, in each case relating to or involving or otherwise affecting Nanotech or any of its assets that would reasonably be expected to be material to Nanotech; and

(g)
not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the Arrangement.

5.2 Covenants of META and the Purchaser to the Arrangement

Except such actions as are expressly permitted pursuant to any other term of this Agreement, META and the Purchaser shall, on a joint and several basis, perform all obligations required to be performed by META and the Purchaser under this Agreement, co-operate with Nanotech in connection therewith, and use their commercially reasonable efforts to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated in this Agreement and, without limiting the generality of the foregoing, META and the Purchaser shall:

(a)
apply for and use all commercially reasonable efforts in co-operation with Nanotech to obtain all Key Regulatory Approvals and, in doing so, keep Nanotech informed in a timely manner as to the status of the proceedings or other actions related to obtaining the Key Regulatory Approvals, including (i) providing Nanotech with copies of all related applications and notifications, in draft form, in order for Nanotech to provide its comments thereon, and META and the Purchaser shall give reasonable and good faith consideration to any comments of Nanotech and its legal counsel; (ii) promptly furnishing to Nanotech copies of notices or other formal communications received by META and/or the Purchaser from, or given by META or the Purchaser to, any Governmental Entity (including any Securities Authority) with respect to the transactions contemplated by this Agreement or otherwise; and (iii) subject to applicable Law, each of META and the Purchaser shall, to the extent reasonably practicable, provide Nanotech and its counsel with the opportunity to participate in any substantive meeting, teleconference or other material communication with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Key Regulatory Approvals;
(b)
use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement applicable to it and comply promptly with all requirements which applicable Law may impose on META and the Purchaser with respect to the Arrangement or the other transactions contemplated by this Agreement and including effecting all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by META, the Purchaser or any of their subsidiaries in connection with the Arrangement and cooperating with Nanotech in connection with its performance of its obligations hereunder;
(c)
use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against META and/or the Purchaser challenging or affecting this

Agreement or the consummation of the transactions contemplated hereby and use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to META and/or the Purchaser which may materially impede the ability of the Parties to consummate the Arrangement or the other transactions contemplated by this Agreement; provided that none of the Parties nor any of their respective subsidiaries shall consent to the entry of any judgment or settlement with respect to any such proceeding without the prior written approval of the other Parties, not to be unreasonably withheld, conditioned or delayed; and
(d)
until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, META and the Purchaser shall, to the extent not precluded by applicable Law, promptly notify Nanotech, in writing, and promptly provide copies of any related documentation received, when META has knowledge of:
(i)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or other Person) is or may be required in connection with this Agreement or the Arrangement;
(ii)
any notice or other communication from any Governmental Entity in connection with the Arrangement or this Agreement; or
(iii)
any filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of META, threatened orally or in writing against, or, in respect of any filings, actions, suits, claims, investigations or proceedings existing as at the date hereof, if any additional filings, actions, suits, claims, investigations or proceedings are made or threatened orally or in writing, in each case relating to or involving or otherwise affecting META, its subsidiaries or any of their respective assets that would reasonably be expected to be material to META and its subsidiaries, taken as a whole; and
(e)
not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the Arrangement.

5.3 Covenants of Nanotech Relating to the Conduct of Nanotech Business

(a)
Nanotech covenants and agrees, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of META (which consent may not be unreasonably withheld, conditioned or delayed), (ii) as required or expressly permitted by this Agreement or the Plan of Arrangement, (iii)

as required by applicable Law or a Governmental Entity, (iv) as required to comply with, or implement, any COVID-19 Measures, or (v) as disclosed in the Nanotech Disclosure Letter, Nanotech shall:
(i)
conduct its business in the ordinary course of business consistent with past practice in all material respects and in accordance with applicable Laws, and use commercially reasonable efforts to maintain and preserve in all material respects its present business organization, assets (including associated intellectual property), goodwill, employment relationships with employees and material business relationships with suppliers, distributors, consultants, customers and other Persons with which Nanotech has business relations; and
(ii)
use all commercially reasonable efforts to cause its current insurance (or re- insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse before the earlier of the Effective Time and termination of this Agreement in accordance with its terms, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and
(iii)
promptly notify META orally and in writing upon becoming aware of any circumstance or development that, to the knowledge of Nanotech, would, or would reasonably be expected to, constitute or result in a Nanotech Material Adverse Effect. The giving of notice provided under this Subsection 5.3(a)(iii) will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement unless and until a Material Adverse Effect has actually occurred.
(b)
Nanotech covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of META (which consent may not be unreasonably withheld, conditioned or delayed), (ii) as required or expressly permitted by this Agreement or the Plan of Arrangement, (iii) as required by applicable Law or a Governmental Entity, (iv) as required to comply with, or implement, any COVID-19 Measures, or (v) as disclosed in the Nanotech Disclosure Letter, it shall not:
(i)
issue, deliver, sell, pledge, lease, dispose of or encumber, or agree or offer to issue, deliver sell, pledge, lease, dispose of or encumber, any Nanotech Shares, or any securities convertible, exchangeable or exercisable into or for Nanotech Shares, or any options, warrants, stock appreciation rights, phantom stock awards or other rights or equity-based or convertible securities (including, for greater certainty, Nanotech Options and Nanotech RSUs) that are linked to the price or value of the

Nanotech Shares (other than pursuant to the exercise, in accordance with their respective terms, of convertible or exercisable securities of Nanotech outstanding on the date hereof) or amend, extend or terminate, or agree to amend, extend or terminate, any of the terms of, or agreements governing, any of the outstanding options, warrants or other convertible securities of Nanotech;
(ii)
amend or propose to amend its articles of incorporation or by-laws or other constating documents or the terms of any of its securities; reduce its stated capital; or split, consolidate, subdivide or reclassify, or propose to split, consolidate, subdivide or reclassify, any of the Nanotech Shares or undertake or propose to undertake any other capital reorganization or change in or exchange of Nanotech Shares, any other of its securities or its share capital;
(iii)
declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Nanotech Shares or any other securities of Nanotech, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Nanotech, adopt a plan of liquidation or resolution providing for the complete or partial liquidation, winding-up or dissolution of Nanotech, or enter into any agreement with respect to any of the foregoing;
(iv)
reorganize, restructure, recapitalize, merge, combine, consolidate or amalgamate with any Person or sell all or substantially all of its assets, or enter into any agreement with respect to any of the foregoing;
(v)
sell, pledge, lease, transfer, dispose of or encumber any assets, rights or properties of Nanotech, other than (A) in the ordinary course of business consistent with past practice; (B) property or equipment which is obsolete; or (C) assets, rights or property which individually or in the aggregate do not exceed $100,000 in sale value or price;
(vi)
acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of shares or assets or otherwise) any Person or division or business unit thereof, or incorporate or form, or agree to incorporate or form, any Person or make or agree to make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of, any property or assets of any other Person, other than acquisitions of: (i) tangible personal property in the ordinary course of business, or (ii) Persons, divisions, businesses, property or assets which individually or in the aggregate do not exceed $100,000 in purchase price or investment amount;
(vii)
make any material change to the Nanotech Business or enter into enter into any Contract that, if entered into prior to the date hereof, would be a Material Contract of Nanotech, other than in the ordinary course of business consistent with past practice;

(viii)
enter into or agree to the terms of any joint venture, strategic alliance, partnership, or similar agreement, arrangement or relationship;
(ix)
incur, create, assume or otherwise become liable for, any indebtedness for borrowed money, other than in respect of trade payables, which trade payables in no event will exceed $1,300,000 in the aggregate as of the Effective Time;
(x)
assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligation of any other Person or make any loans, capital contribution, investments or advances to any other Persons;
(xi)
pay, discharge or satisfy any material claims, liabilities or obligations of Nanotech other than (A) the payment, discharge or satisfaction of liabilities reflected or reserved against in Nanotech Financial Statements or incurred in the ordinary course of business consistent with past practice; or (B) payments, discharges or satisfaction in the ordinary course of business, consistent with past practice;
(xii)
waive, release, grant or transfer any material rights, claims or benefits under, or otherwise modify or change, any existing Material Contract, Authorization or Permit of Nanotech, other than in the ordinary course of business consistent with past practice or as required by applicable Law or the terms of any such Material Contract, Authorization or Permit;
(xiii)
enter into or modify (or make a promise regarding entering into or modifying) any Employee Plan or any employment, consulting, severance or similar agreements or arrangements with, or grant any bonuses, salary or fee increases, severance or termination pay to, any officers, directors, employees or consultants; provided, however, that it is acknowledged and agreed that Nanotech will abide by the terms and conditions of any Employee Plan and any employment agreements and consulting agreements in effect on the date of this Agreement, including with respect to the payments of any severance amounts or change of control payments, if applicable;
(xiv)
enter into any collective bargaining or similar agreement;
(xv)
enter into or adopt any shareholder rights plan or similar agreement or arrangement;
(xvi)
take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations or Permits;

(xvii)
make, revoke or change any Tax election; amend any previously filed Tax Return except as may be required by applicable Law; file any Tax Return except in the ordinary course of business consistent with past practice; settle or compromise any material liability for Taxes; agree to an extension or waiver of the limitation period with respect to the assessment, reassessment, or determination of Taxes; enter into any closing agreement with respect to any Tax; surrender any right to claim a material Tax refund; change an annual accounting period; adopt or change any accounting method with respect to Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment unless, in each case, such action is required by Law;
(xviii)
amend its accounting policies or adopt new accounting policies, except as may be required by applicable Law or IFRS;
(xix)
make any capital expenditures, other than expenditures which individually or in the aggregate do not exceed $100,000;
(xx)
waive, release, settle, agree to settle or compromise any pending or threatened material suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation against Nanotech;
(xxi)
engage in any transaction with any related parties, other than transactions under employment agreements in the ordinary course of business consistent with past practice
(xxii)
grant, modify, sell, lease, license, sublicense, covenant not to assert, abandon, allow to lapse, assign, transfer, or otherwise dispose of or terminate any rights in any Intellectual Property of Nanotech or enter into any agreement relating to material Intellectual Property or do or omit to do anything to jeopardize the validity or enforceability thereof, including the non-payment of any application, search, maintenance or other official fees; or disclosing any trade secrets to any other Person (except pursuant to sufficiently protective non-disclosure agreements);
(xxiii)
take any action that would cause a violation by any Person of economic sanctions or export controls;
(xxiv)
take any action or fail to take any action that prevents, or materially delays, impedes or interferes with, or that would reasonably be expected to prevent or materially delay, impede or interfere with, the ability of the Parties to consummate the transactions contemplated by this Agreement or the Arrangement;
(xxv)
take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations or Permits; or
(xxvi)
announce an intention, authorize or propose, or enter into or modify any Contract, agreement, commitment or arrangement to do any of the matters prohibited by the foregoing provisions of this Subsection 5.3(b).

5.4 Insurance and Indemnification

(a)
From and after the Effective Time for a period of six (6) years, Nanotech shall, and META shall cause Nanotech (or its successor) to, indemnify and hold harmless, to the fullest extent permitted as of the Effective Time under applicable Law (and to also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of Nanotech (each, an “Indemnified Person”) against any costs or expenses (including reasonable legal fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director or officer of Nanotech at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. Neither META nor Nanotech shall settle, compromise or consent to the entry of any judgment in any claim, inquiry, action, suit, proceeding or investigation or threatened claim, inquiry, action, suit, proceeding or investigation involving or naming an Indemnified Person or arising out of or related to an Indemnified Person’s service as a director or officer of Nanotech at or prior to the Effective Time without the prior written consent (not to be unreasonably withheld or delayed) of that Indemnified Person.
(b)
Prior to the Effective Time, Nanotech shall (at Nanotech’s expense but provided that the cost of such policies shall not exceed $250,000), obtain and fully prepay the premium for the irrevocable extension of (i) the directors’ and officers’ liability coverage of Nanotech’s existing directors’ and officers’ insurance policies and (ii) Nanotech’s existing fiduciary liability insurance policies, in each case for a claims reporting or run-off and extended reporting period and claims reporting period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as Nanotech’s insurance carriers at the date here of with respect to directors’ and officers’ liability insurance (“D&O Insurance”), and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under Nanotech’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Nanotech by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the approval or completion of this Agreement, the Arrangement or the other transactions contemplated by this

Agreement). If Nanotech for any reason fails to obtain such “run off” insurance policies as of the Effective Time, Nanotech or META shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time Nanotech’s D&O Insurance in place as of the date hereof with terms, conditions and limits of liability that are no less advantageous in any respect in the aggregate than the coverage provided under Nanotech’s existing policies as of the date hereof, or Nanotech shall purchase comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favourable to the Indemnified Persons as provided in Nanotech’s existing policies as of the date hereof; provided that in no event shall Nanotech or META be obligated to spend more than $250,000 to obtain such insurance and if Nanotech or META is unable to obtain such insurance for $250,000, then Nanotech and META shall only be required to obtain the maximum amount of insurance coverage as they can obtain for $250,000.
(c)
If Nanotech, META or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other Person and, if applicable, shall not be the continuing or surviving corporation or entity, or (ii) transfer all or substantially all of its properties and assets to any Person or Persons (including as part of the Arrangement), then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of Nanotech or META, as the case may be, shall assume all of the obligations set forth in this Section 5.4.
(d)
If any Indemnified Person makes any claim for the indemnification or advancement of expenses under this Section 5.4 that is denied by Nanotech or META, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Nanotech and META shall pay such Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Nanotech or META if and as may be awarded by such court.
(e)
The rights of the Indemnified Persons under this Section 5.4 shall be in addition to any rights such Indemnified Persons may have under the Constating Documents of Nanotech and its successors and assigns, or under any applicable Law or under any contract of any Indemnified Person with Nanotech and its successors and assigns in place on the date of this Agreement. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favour of any Indemnified Person as provided in the Constating Documents of Nanotech or any indemnification agreement between such Indemnified Person and Nanotech in place on the date of this Agreement shall survive the Effective Time, be transferred and assumed in accordance with the Plan of Arrangement, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder or any such Indemnified Person.

(f)
This Section 5.4 shall survive the completion of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons and their respective heirs, executors, administrators and personal representatives and shall be binding on Nanotech, META and their respective successors and assigns.

ARTICLE 6

CONDITIONS

6.1 Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time or the waiver thereof by each of Nanotech and META to the extent permitted by applicable Law and without prejudice to their right to rely on the fulfilment of any other of such conditions:

(a)
the Interim Order having been granted on terms consistent with this Agreement and the Interim Order not having been set aside or modified in a manner unacceptable to either Nanotech or META, acting reasonably, on appeal or otherwise;
(b)
the Nanotech Arrangement Resolution having been passed by the Nanotech Securityholders in accordance with the Interim Order;
(c)
the Final Order having been granted on terms consistent with this Agreement and the Final Order not having been set aside or modified in a manner unacceptable to either Nanotech or META, acting reasonably, on appeal or otherwise;
(d)
no Law is in effect, and there shall have been no action taken by any Governmental Entity of competent jurisdiction, which make it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement;
(e)
this Agreement shall not have been terminated in accordance with its terms; and
(f)
the Key Regulatory Approvals shall have been obtained on terms acceptable to META and Nanotech, each acting reasonably, and each such Key Regulatory Approval is in full force and effect and has not been modified.

6.2 Additional Conditions Precedent in Favour of META and the Purchaser

The obligation of META and the Purchaser to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the

Effective Time (each of which is for the exclusive benefit of META and the Purchaser and may be waived by META):

(a)
all covenants of Nanotech under this Agreement to be performed on or before the Effective Time which have not been waived by META shall have been duly performed by Nanotech in all material respects and META shall have received a certificate of Nanotech addressed to META and dated the Effective Date, signed on behalf of Nanotech by two (2) of its senior executive officers (on Nanotech’s behalf and without personal liability), confirming the same as of the Effective Time;
(b)
the representations and warranties of Nanotech set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except, in each case, for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of such representations and warranties to be so true and correct in all respects would not have, individually or in the aggregate, a Nanotech Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, Nanotech Material Adverse Effect and similar qualifiers set forth in such representations and warranties shall be disregarded), and META shall have received a certificate of Nanotech addressed to META and dated the Effective Date, signed on behalf of Nanotech by two (2) senior executive officers of Nanotech (on Nanotech’s behalf and without personal liability), confirming the same as at the Effective Time;
(c)
there shall not have occurred a Nanotech Material Adverse Effect since October 1, 2020 to the date hereof which is continuing and since the date of this Agreement, there shall not have occurred a Nanotech Material Adverse Effect, and META shall have received a certificate signed on behalf of Nanotech by two (2) senior executive officers of Nanotech (on Nanotech’s behalf and without personal liability) to such effect;
(d)
Nanotech shall have a minimum of $5,000,000 in cash and cash equivalents on hand (for greater certainty, excluding any cash or cash equivalents received from META pursuant to the Plan of Arrangement); and
(e)
holders of greater than five percent (5%) of the Nanotech Shares shall not have validly exercised, and as at the Effective Date not withdrawn, Dissent Rights.

The foregoing conditions will be for the sole benefit of META and the Purchaser and may be waived by META in whole or in part at any time in its sole discretion.

6.3 Additional Conditions Precedent in Favour of Nanotech

The obligation of Nanotech to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Nanotech and may be waived by Nanotech):

(a)
all covenants of META and the Purchaser under this Agreement to be performed on or before the Effective Time which have not been waived by Nanotech shall have been duly performed by META and the Purchaser in all material respects and Nanotech shall have received a certificate of META and the Purchaser addressed to Nanotech and dated the Effective Date, signed on behalf of META and the Purchaser by two (2) senior executive officers of META and the Purchaser (on META’s and the Purchaser’s behalf and without personal liability), confirming the same as of the Effective Time
(b)
the representations and warranties of META and the Purchaser set forth in this Agreement, shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time (except, in each case, for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of such representations and warranties to be so true and correct in all material respects would not have, individually or in the aggregate, a material adverse effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality, material adverse effect and similar qualifiers set forth in such representations and warranties shall be disregarded) on the ability of META or the Purchaser to perform its obligations under this Agreement or consummate the Arrangement, and Nanotech shall have received a certificate of META and the Purchaser addressed to Nanotech and dated the Effective Date, signed on behalf of META and the Purchaser by two senior executive officers of META and the Purchaser (on META’s and the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Time; and
(c)
META and the Purchaser shall have complied with their obligations under Section 2.9 and the Depositary shall have confirmed receipt of the aggregate Consideration contemplated thereby.

The foregoing conditions will be for the sole benefit of Nanotech and may be waived by Nanotech in whole or in part at any time in its sole discretion.

6.4 Notice and Cure Provisions

(a)
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this

Agreement and the Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:
(i)
cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or
(ii)
result in the failure to comply with or satisfy any covenant or agreement in any material respect, or condition to be complied with or satisfied by any Party hereunder prior to the Effective Time.
(b)
Notice provided under this Section 6.4 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.
(c)
META may not exercise its rights to terminate this Agreement pursuant to Subsection 8.2(a)(iii)(B) and Nanotech may not exercise its right to terminate this Agreement pursuant to Subsection 8.2(a)(iv)(B) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for termination. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, no Party may terminate this Agreement until the earlier of the Outside Date and the expiration of a period of ten (10) Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered by Nanotech to META and the Purchaser less than ten (10) Business Days prior to the Nanotech Meeting, the Nanotech Meeting shall be adjourned or postponed until the earlier of (i) the expiry of such period, and (ii) eight (8) Business Days prior to the Outside Date. If such notice has been delivered by META to Nanotech less than ten (10) Business Days prior to the Nanotech Meeting, then the Nanotech Meeting may only be adjourned or postponed at the request of META until the earlier of (iii) the expiry of such period, and (iv) eight (8) Business Days prior to the Outside Date. For greater certainty, in the event that such matter is cured within the time period referred to herein without having a material adverse effect on META or a Nanotech Material Adverse Effect, as the case may be, this Agreement may not be terminated as a result of the cured breach.

6.5 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released upon delivery by the Parties of written confirmation of the Effective Date.

ARTICLE 7

ADDITIONALCOVENANS

7.1 Covenant Regarding Non-Solicitation

Nanotech shall, and shall direct and cause its Representatives to immediately, cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to a Nanotech Acquisition Proposal whether or not initiated by Nanotech, discontinue access to any parties (other than a Part to this Agreement and its Representatives) to any dataroom that contains information regarding Nanotech, and to the extent Nanotech entered into a confidentiality agreement with any such parties, Nanotech shall request the return of information regarding Nanotech previously provided to such parties or shall request the destruction of all materials including or incorporating any confidential information regarding Nanotech pursuant to any such confidentiality agreement. Nanotech represents and warrants that it has not, and agrees not to, release or permit the release of any Person from, or waive or forbear in the enforcement of, any confidentiality agreement or other similar agreement relating to a potential Nanotech Acquisition Proposal to which such third party is a party. Nanotech further represents and warrants that it has not, and agrees not to, release or permit the release of any Person from, or waive or forbear in the enforcement of, any standstill or similar agreement or obligation to which such third party is a party or by which such third party is bound (it being acknowledged by META and the Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of the entering into and announcement of this Agreement shall not be a violation of this Section 7.1).

7.2 Covenant Regarding Acquisition Proposals

(a)
Nanotech agrees that it shall not, and shall cause its Representatives not to, directly or indirectly:
(i)
solicit, initiate, knowingly encourage or otherwise facilitate, (including by way of furnishing non-public information, permitting access to non-public areas of its facilities or properties or entering into any form of agreement, arrangement or understanding) any inquiries or offers or the making of any proposals that constitute or that would reasonably be expected to constitute or lead to a Nanotech Acquisition Proposal;
(ii)
participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any non-public information or otherwise co-operate with, respond to, assist or participate in any Nanotech Acquisition Proposal or potential Nanotech Acquisition Proposal or participate in any discussions or negotiations regarding an actual or potential Nanotech Acquisition Proposal, or furnish any information or access to any Person (other than a Party to this Agreement and its Representatives) with respect to any inquiries, proposals or offers that constitute, or that would reasonably be expected to constitute or lead to, an actual or potential Nanotech Acquisition Proposal; provided that Nanotech may advise any Person making a Nanotech Acquisition Proposal that the Nanotech Board has determined that such Nanotech Acquisition Proposal does not constitute a Nanotech Superior Proposal;
(iii)
remain neutral with respect to, or agree to, approve or recommend any actual or potential Nanotech Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Nanotech Acquisition Proposal for five (5) Business Days following formal announcement of a Nanotech Acquisition Proposal shall not be considered to be a violation of this Subsection 7.2(a)(iii));
(iv)
enter into any agreement, arrangement or understanding related to any Nanotech Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or requiring it to abandon, terminate or fail to consummate the Arrangement or the transactions contemplated by this Agreement or providing for the payment of any break, termination or other similar fees or expenses to any Person making a Nanotech Acquisition Proposal in the event that Nanotech completes the Arrangement or any similar other transaction with META or with an affiliate of META that is agreed to prior to any termination of this Agreement (any such agreement, arrangement or understanding, an “Alternative Acquisition Agreement”); or
(v)
make a Nanotech Change in Recommendation.
(b)
Nanotech shall promptly (and in any event within forty-eight (48) hours) notify META and the Purchaser, at first orally and then in writing, of any proposals, offers or inquiries constituting or that would reasonably be expected to constitute or lead to a Nanotech Acquisition Proposal received by Nanotech or any request for non- public information relating to Nanotech in connection with any inquiry, proposal or offer that constitutes, or is reasonably expected to constitute or lead to, a Nanotech Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal, inquiry or offer, the identity of the Person making such proposal, inquiry or offer, a copy of the proposal, offer or inquiry (if written), and provide such other details of the proposal, inquiry or offer as META or the Purchaser may reasonably request. Nanotech shall keep META and the Purchaser fully informed on a prompt basis of the status, including any change to the material terms, of any such proposal, inquiry or offer.
(c)
Nanotech shall ensure that its officers, directors and any financial advisors or other advisors or Representatives retained by it are aware of the provisions of Section 7.1 and this Section 7.2, and Nanotech shall be responsible for any breach of Section 7.1 or this Section 7.2 by such officers, directors, financial advisors or other advisors or Representatives.

7.3 Responding to an Acquisition Proposal

(a)
Notwithstanding Section 7.1 and Section 7.2, if at any time, Nanotech receives a written Nanotech Acquisition Proposal prior to obtaining the Nanotech Securityholder Approval, Nanotech may engage in or participate in discussions or negotiations with such Person regarding such Nanotech Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of itself, if and only if:
(i)
its board of directors first determines in good faith, after receiving the advice of its financial advisors and its outside counsel, that such Nanotech Acquisition Proposal constitutes, or would reasonably be expected to constitute, a Nanotech Superior Proposal;
(ii)
such Person was not restricted from making such Nanotech Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction or agreement;
(iii)
it has been, and continues to be, in compliance with its obligations under Section 7.1 through Section 7.4;
(iv)
prior to providing any such copies, access, or disclosure, it enters into a confidentiality and standstill agreement with such Person having terms at least as favorable to Nanotech as the Confidentiality Agreement; provided that such agreement may permit the counterparty to make a confidential Nanotech Acquisition Proposal that constitutes or would reasonably be expected to constitute a Nanotech Superior Proposal to the Nanotech Board (an “Acceptable Confidentiality Agreement”); and
(v)
it provides META and the Purchaser with:
(a)
any copies, access or disclosure provided to such Person which has not already been provided to META and the Purchaser prior to or concurrently with providing such copies, access or disclosure to such Person; and
(b)
prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the Acceptable Confidentiality Agreement referred to in Subsection 7.3(a)(iv).

7.4 Superior Proposals; Right to Match

(a)
Notwithstanding Section 7.1 and Section 7.2, at any time prior to obtaining the Nanotech Securityholder Approval, the Nanotech Board may (A) make a Nanotech

Change in Recommendation in response to a Nanotech Superior Proposal and (B) cause Nanotech to terminate this Agreement in accordance with Subsection 8.2(a)(iv)(A) and concurrently enter into an Alternative Acquisition Agreement; provided that:
(i)
the Person making the Nanotech Superior Proposal was not restricted from making such Nanotech Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction or agreement;
(ii)
Nanotech has been, and continues to be, in compliance with its obligations under Section 7.1 through Section 7.4;
(iii)
Nanotech has delivered to META a written notice of the determination of the Nanotech Board that such Nanotech Acquisition Proposal constitutes a Nanotech Superior Proposal and of the intention of the Nanotech Board to make a Nanotech Change in Recommendation, terminate this Agreement pursuant to Subsection 8.2(a)(iv)(A), and enter into a definitive Alternative Acquisition Agreement with respect to such Nanotech Superior Proposal (other than an Acceptable Confidentiality Agreement), together with (A) a written notice from the Nanotech Board regarding the value and financial terms that the Nanotech Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Nanotech Superior Proposal and a copy of the proposed definitive Alternative Acquisition Agreement and any other relevant transaction documents (the “Superior Proposal Notice”);
(iv)
at least five (5) Business Days (the “Superior Proposal Matching Period”) have elapsed from the date on which META and the Purchaser received the Superior Proposal Notice;
(v)
during any Superior Proposal Matching Period, META and the Purchaser has had the opportunity (but not the obligation), in accordance with Subsection 7.4(b), to offer to amend this Agreement and the Arrangement in order for such Nanotech Acquisition Proposal to cease to be a Nanotech Superior Proposal; and
(vi)
if META or the Purchaser has offered to amend this Agreement and the Arrangement under Subsection 7.4(b), the Nanotech Board has determined in good faith, after receiving the advice of its outside legal counsel and financial advisers, that such Nanotech Acquisition Proposal continues to constitute a Nanotech Superior Proposal compared to the terms of the Arrangement as proposed to be amended under Subsection 7.4(b).
(b)
During any Superior Proposal Matching Period, or such longer period as Nanotech may approve in writing for such purpose: (i) the Nanotech Board shall review any offer made by META or the Purchaser under Subsection 7.4(a)(vi) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Nanotech Acquisition Proposal previously constituting a Nanotech Superior Proposal ceasing to be a Nanotech Superior Proposal; and (ii) Nanotech shall negotiate in good faith with META and the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable META and the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If, as a consequence of the foregoing, the Nanotech Board determines that such Nanotech Acquisition Proposal would cease to be a Nanotech Superior Proposal, Nanotech shall promptly so advise META and the Purchaser, and the Parties shall amend this Agreement to reflect such offer made by META or the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
(c)
Each successive amendment to any Nanotech Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the shareholders of Nanotech or other material terms or conditions thereof shall constitute a new Nanotech Acquisition Proposal for the purposes of this Section 7.4, which shall require a new Superior Proposal Notice to META and the Purchaser. META and the Purchaser shall be afforded a new Superior Proposal Matching Period of five (5) Business Days from the date on which META and the Purchaser receives the Superior Proposal Notice with respect to such amended Nanotech Acquisition Proposal from Nanotech.
(d)
The Nanotech Board shall promptly reaffirm the Nanotech Board Recommendation by press release after any Nanotech Acquisition Proposal which the Nanotech Board has determined not to be a Nanotech Superior Proposal is publicly announced or the Nanotech Board determines that a proposed amendment to the terms of this Agreement as contemplated under Subsection 7.4(b) would result in a Nanotech Acquisition Proposal no longer being a Nanotech Superior Proposal. Nanotech shall provide META and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by META and its outside legal counsel.
(e)
If Nanotech provides a Superior Proposal Notice to META and the Purchaser after a date that is less than ten (10) Business Days before the Nanotech Meeting, Nanotech may, and shall, as directed by META, postpone such meeting to a date that is not more than ten (10) Business Days after the scheduled date of that meeting; provided the Nanotech Meeting shall not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date.

7.5 Access to Information; Confidentiality; Transition

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and

COVID-19 Measures and the terms of any existing Contracts, solely for the purpose of furthering the consummation of the transactions contemplated by this Agreement (and integration activities related thereto), Nanotech shall, and shall cause its Representatives to, afford to the other Parties and their Representatives reasonable access during normal business hours upon reasonable notice, to the properties, information and records relating to, and the personnel of, Nanotech, including but not limited to, the related facilities, books, contracts, financial statements, forecasts, financial projections (to the extent permitted by confidentiality agreements in force on the date hereof), studies, records, operating Permits, and any other documentation (whether in writing or stored in computerized, electronic, disk, tape, microfilm or any other form); provided, however, that such access does not unduly interfere with the ordinary course of business of Nanotech. Nanotech shall, and shall cause its Representatives to work cooperatively and in good faith to ensure an orderly transition following the Effective Time, including with respect to transitional planning, transitional services, and the retention of personnel (and any related arrangements thereto). From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, Nanotech will maintain the access of the other Parties and its Representatives to the information contained as at the date of this Agreement in any dataroom that contains information regarding Nanotech to which the other Parties and its Representatives have access as at the date of this Agreement.

7.6 Other Deliveries

Concurrent with the execution and delivery of this Agreement, Nanotech shall deliver to META all of the Nanotech Voting Agreements.

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2 Termination

(a)
This Agreement may be terminated at any time prior to the Effective Time:
(i)
by mutual written agreement of Nanotech and META;
(ii)
by either Nanotech or META, if:

(A) the Effective Time shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement under this Subsection

8.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its covenants, representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; and provided further, that if completion of the Arrangement is delayed by (i) an injunction or order made by a Governmental Entity of competent jurisdiction, or (ii) META or Nanotech not having obtained any Key Regulatory Approval or the Interim Order or the Final Order which is necessary to permit the completion of the Arrangement such that the conditions set forth in Subsection 6.1(a), 6.1(c) or 6.1(f) shall not have been satisfied or waived then; provided that such injunction or order is being contested or appealed by the Parties or such regulatory waiver, consent or approval or the Interim Order or the Final Order is being actively sought by the Parties, as applicable, the Outside Date shall automatically be extended for a one-time, additional period of thirty (30) days;

(B) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or otherwise restrains, enjoins or prohibits Nanotech or META or the Purchaser from consummating the Arrangement (unless such order, decree, ruling or applicable Law has been withdrawn, reversed or otherwise made inapplicable) and such order, decree, ruling or applicable Law or enjoinment shall have become final and non-appealable; provided the Party seeking to terminate this Agreement pursuant to this Subsection 8.2(a)(ii)(B) has used its commercially reasonable efforts to, as applicable, prevent, withdraw, reverse, appeal, overturn or otherwise have rendered non-applicable in respect of the Arrangement, such order, decree, ruling or applicable Law and provided further that the issuance of such order, decree or ruling or the enactment or making of such Law was not primarily due to such Party’s breach of any of its covenants or obligations under this Agreement, such order, decree ruling or applicable Law; and

(C) the Nanotech Securityholder Approval shall not have been obtained at the Nanotech Meeting in accordance with applicable Law and the Interim Order.

(iii)
by META, if:

(A) there shall have occurred a Nanotech Change in Recommendation;

(B) subject to Section 6.4, Nanotech is in default of a covenant or obligation hereunder (other than the covenants and obligations set forth in Section 7.1 and Section 7.2, as to which Subsection 8.2(a)(iii)(C) shall apply) such that the condition contained in Subsection 6.2(a) is not satisfied or is incapable of satisfaction, or any representation or warranty of Nanotech under this

Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Subsection 6.2(b) would be incapable of satisfaction; provided that META and the Purchaser are not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(C) Nanotech shall have breached or failed to perform any of its obligations set forth in Section 7.1 through Section 7.4;

(iv)
by Nanotech, if

(A) prior to obtaining the Nanotech Securityholder Approval, the Nanotech Board authorizes Nanotech to accept a Nanotech Superior Proposal and Nanotech shall simultaneously with such termination enter into a definitive Alternative Acquisition Agreement associated therewith; provided that Nanotech has (1) otherwise complied with its obligations set forth in Section 7.1 through Section 7.4 and (2) paid, or caused to be paid, any amounts due pursuant to Subsection 8.3(b); or

(B) subject to Section 6.4, META or the Purchaser is in default of a covenant or obligation hereunder such that the condition contained in Subsection 6.3(a) is not satisfied or is incapable of satisfaction, or any representation or warranty of META or the Purchaser under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Subsection 6.3(b) would be incapable of satisfaction; provided that Nanotech is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied.

(b)
Subject to Subsection 6.4(b), the Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Subsection 8.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.
(c)
If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or Representative of such Party) to any other Party hereto, except that the provisions of this Subsection 8.2(c) and Sections 8.3, 9.1, 9.3, 9.4, 9.6, 9.8 and 9.9 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any such termination provided that neither the termination of this Agreement pursuant to this Section 8.2 nor anything contained in this Section 8.2 shall relieve a Party from any liability arising prior to such termination arising from any willful breach of this Agreement or fraud.

8.3 Expenses and Termination Payment

(a)
Except as otherwise provided herein, the Parties agree that all costs and expenses of the Parties relating to the Arrangement and the transactions contemplated in this Agreement, including legal fees, accounting fees, financial advisory fees, strategic advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.
(b)
The Termination Payment shall be payable by Nanotech to META in the event that this Agreement is terminated in the following circumstances:
(i)
pursuant to Subsection 8.2(a)(iii)(A), Subsection 8.2(a)(iii)(C) or Subsection 8.2(a)(iv)(A); or
(ii)
pursuant to Subsection 8.2(a)(ii)(A), Subsection 8.2(a)(ii)(C) or Subsection 8.2(a)(iii)(B) if, in any such case, following the date hereof and prior to the earlier of the termination of this Agreement or the holding of the Nanotech Meeting, (A) a Nanotech Acquisition Proposal, or the intention to make a Nanotech Acquisition Proposal, shall have been publicly announced by any Person (other than META or any of its affiliates) and not withdrawn prior to such termination or holding of the Nanotech Meeting, and (B) within twelve (12) months after the date of such termination (1) Nanotech has entered into a definitive agreement (other than a confidentiality agreement) with respect to or consummated a Nanotech Acquisition Proposal, or (2) a Nanotech Acquisition Proposal has been publicly accepted or recommended by the Nanotech Board,. For the purpose of this Subsection 8.3(b)(ii), the term “Nanotech Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that references to “20%” shall be deemed to be “more than 50%”. For the avoidance of doubt, the Nanotech Acquisition Proposal referred to in clause (B) of this Subsection 8.3(b)(ii) need not be the same Nanotech Acquisition Proposal that was made to Nanotech or publicly announced prior to the termination of this Agreement or holding of the Nanotech Meeting.

The Termination Payment shall be made, or caused to be made, by Nanotech by wire transfer of same-day funds, to an account designated by META, (x) in the event that this Agreement is terminated pursuant to Subsection 8.2(a)(iv)(A), simultaneously with, and as a condition to the effectiveness of, such termination, (y) in the event that this Agreement is terminated pursuant to Subsection 8.2(a)(iii)(A) or Subsection 8.2(a)(iii)(C), as soon as practicable, and in any event within two (2) Business Days of the date on which this Agreement is terminated, and (z) in the event that the Termination Payment is payable pursuant to Subsection 8.3(b)(ii), on the earliest to occur of the events referred to in clause (B) of that Subsection 8.3(b)(ii).

META and the Purchaser hereby acknowledge that the Termination Payment to which META may become entitled to is a payment of liquidated damages which is a genuine pre-estimate of the damages which META and the Purchaser will suffer or incur as a result of the event giving rise to such damages and the resultant non- completion of the Arrangement and the transactions contemplated by this Agreement and is not a penalty. Nanotech hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. META and the Purchaser hereby acknowledge that the

Termination Payment in the manner provided in this Section 8.3 is the sole and exclusive monetary remedy of META and the Purchaser in respect of the events giving rise to such payment and the termination of this Agreement. Upon receipt by META of the Termination Payment, neither META nor the Purchaser shall have any further Claim against Nanotech at law or in equity or otherwise (including injunctive relief to restrain any breach or threatened breach by Nanotech of any of its obligations hereunder or otherwise to obtain specific performance).

8.4 Amendment

Subject to the provisions of the Interim Order, the Final Order and applicable Law, this Agreement and the Plan of Arrangement may, at any time and from time to time prior to the Effective Time, be amended only by mutual written agreement of META and Nanotech, and any such amendment may without limitation:

(a)
change the time for performance of any of the obligations or acts of the Parties;
(b)
waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)
waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or
(d)
waive compliance with or modify any mutual conditions precedent herein contained, without further notice to or authorization on the part of the Nanotech Shareholders or Nanotech Securityholders.

Notwithstanding the foregoing, after the Nanotech Securityholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires approval or adoption by the Nanotech Shareholders or the Nanotech Securityholders without such further approval or adoption.

8.5 Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of another Party, (b) waive compliance, except as provided herein, with any of another Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of an other Party’s representations or warranties contained herein or in any document delivered by the other Party, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Notwithstanding the foregoing, after the Nanotech Securityholder Approval has been obtained, no waiver shall be made that pursuant to applicable Law requires approval or adoption by the Nanotech Shareholders or Nanotech Securityholders without such approval or adoption. No extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of the waiving Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived and shall not extend to any other matter or occurrence. No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

ARTICLE 9

GENERAL PROVISIONS AND MISCELLANEOUS

9.1 Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing Personal Information in connection with the transactions contemplated hereby (the “Transaction Personal Information”). No Party shall disclose Transaction Personal Information originally collected by any other Party to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement.

The Parties shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. META and Nanotech shall cause their respective advisors to observe the terms of this Section 9.1 and to protect and safeguard all Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information originally collected by such other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with the usual backup procedures of the Party returning such Transaction Personal Information.

9.2 Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered; provided, however, that it is delivered on a Business Day prior to 4:30 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 4:30 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person, by courier service or other personal method of delivery), or if transmitted by email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)
if to META or the Purchaser:

c/o Meta Materials Inc.

1 Research Drive

Dartmouth, Nova Scotia

B2Y 4M9

Attention: George Palikaras

Email: george.palikaras@metamaterial.com

with a copy (that shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Toronto, Ontario M5H 2T6

Attention: John Sabetti

Email: jsabetti@fasken.com

and

Wilson Sonsini Goodrich & Rosati PC 28 State Street

37th Floor

Boston, MA 02109-5703

Attention: Mark Fitzgerald

Email: MFitzgerald@wsgr.com

(b)
if to Nanotech:

505 - 3292 Production Way

Burnaby, BC V5A 4R4

Attention: Troy Bullock

Email: tbullock@nanosecurity.ca

with a copy (that shall not constitute notice) to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard Street

Vancouver, BC, Canada V7X 1T2

Attention: Fred R. Pletcher

Email: FPletcher@blg.com

9.3 Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement. Notwithstanding the foregoing, any provisions of this Agreement with respect to US Securities Laws shall be governed by applicable US Laws, and any provisions with respect to the corporate governance, existence, good standing and authority of META shall be governed by NRS.

9.4 Injunctive Relief

Subject to Subsection 8.3(b), the Parties acknowledge and agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Subsection 8.3(b), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

9.5 Time of Essence

Time shall be of the essence in this Agreement.

9.6 Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the Nanotech Disclosure Letter and the other agreements, documents and certificates delivered pursuant to this Agreement), the Nanotech Voting Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties.

9.7 Third Party Beneficiaries

(a)
Except as provided in Section 5.4 and Section 9.8 which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 9.7, the “Third Party Beneficiaries”) and except for the rights of the Nanotech Securityholders to receive the Consideration payable to them as provided for in the Plan of Arrangement following the Effective Time pursuant to the Arrangement, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any claim, inquiry, action, suit, proceeding, hearing or other forum.
(b)
Despite the foregoing, each of META and the Purchaser acknowledge to each of the Third Party Beneficiaries their direct rights under Section 5.4 and Section 9.8, which are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary, his or her heirs and his or her legal representatives.

9.8 No Liability

No director or officer of META or the Purchaser shall have any personal liability whatsoever to Nanotech under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of META or the Purchaser. No director or officer of Nanotech shall have any personal liability whatsoever to META or the Purchaser under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Nanotech.

9.9 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.10 Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above by their respective officers thereunto duly authorized.

META MATERIALS INC.
By:
	Name:	George Palikaras
	Title:	President & CEO

1315115 BC INC.
By:
	Name:	George Palikaras
	Title:	President & CEO

NANOTECH SECURITY CORP.
By:
Name:
Title:

Arrangement Agreement Signature Page - Project Beyond

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above by their respective officers thereunto duly authorized.

META MATERIALS INC.
By:
Name:
Title:

1315115 BC INC.
By:
Name:
Title:

NANOTECH SECURITYCORP.
By:
	Name:	Troy Bullock
	Title:	President & CEO

123000939:v10

SCHEDULE A

PLAN OF ARRANGEMENT

A-1

PLAN OF ARRANGEMENT

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Plan of Arrangement:

“affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia), as amended.

“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with the Arrangement Agreement, Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order, with the prior written consent of Nanotech, META and Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of August 4, 2021 among META, Purchaser and Nanotech, as amended, supplemented and/or restated in accordance with its terms.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario, Vancouver, British Columbia or New York, New York are authorized or required by applicable Law to be closed.

“Consideration”, for a Nanotech Share, Nanotech Option or Nanotech RSU, means the cash consideration to be received pursuant to the Plan of Arrangement in respect of such security in accordance with Sections 2.2(b), 2.2(d) and 2.2(e), respectively.

“Court” means the Supreme Court of British Columbia.

“Depositary” means AST Trust Company (Canada) or such other person appointed by Nanotech and META, each acting reasonably, for the purpose of, among other things, exchanging certificates representing Nanotech Shares for the Consideration.

“Dissent Rights” has the meaning set out in Section 3.1.

“Dissenting Shareholder” means a registered holder of Nanotech Shares that has duly and validly exercised Dissent Rights in strict compliance with the dissent procedures set out under Division 2 of Part 8 of the BCBCA, as modified by Section 3.1 of this Plan of Arrangement, the Interim Order and the Final Order and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately entitled to be paid the fair value of such holder’s Nanotech Shares as determined in accordance with Section 3.1.

“Effective Date” means the date upon which the Arrangement becomes effective pursuant to the Arrangement Agreement.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as META, Purchaser and Nanotech may agree upon in writing.

“Encumbrance” has the meaning set out in the Arrangement Agreement.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to META, Purchaser and Nanotech, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of META, Purchaser and Nanotech, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed, amended, modified, supplemented or varied (provided, however, that any such amendment, modification, supplement or variation is acceptable to META, Purchaser and Nanotech, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied.

“Former Nanotech Securityholder” means a holder of Nanotech Shares, In-the-Money Options or Nanotech RSUs immediately prior to the Effective Time.

“Governmental Entity” means (i) any multinational, supranational, national, federal, state, provincial, county, territorial, municipal, local or other government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, (ii) any self-regulatory organization or stock exchange, including the TSXV and NASDAQ, (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iv) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing.

“holder” means the holder of Nanotech Shares, Nanotech Options or Nanotech RSUs shown from time to time in the central securities register maintained by or on behalf of Nanotech in respect of such securities, as the context requires.

“Incentive Plan” means Nanotech’s Employee and Management Share Incentive Plan adopted January 28, 2015, made effective April 8, 2015 and as amended February 20, 2019.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Interim Order” means an interim order of the Court made pursuant to Section 291 of the BCBCA, in a form acceptable to each of Nanotech, META and Purchaser, acting reasonably, providing for, among other things, the calling and holding of the Nanotech Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court with the consent of Nanotech, META and Purchaser, each acting reasonably.

“In-The-Money Option” means each Nanotech Option that, immediately prior to the Effective Time, has an exercise price per Nanotech Share less than the Nanotech Share Price per Nanotech Share.

“ITA” means the Income Tax Act (Canada), as amended.

“Law” means, with respect to any person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal” means the letter of transmittal for use by holders of Nanotech Shares or other securities of Nanotech, in the form accompanying the Nanotech Circular.

“META” means Meta Materials Inc., a corporation governed under the laws of Nevada. “Nanotech” means Nanotech Security Corp., a corporation governed under the BCBCA.

“Nanotech Arrangement Resolution” means the special resolution of Nanotech Shareholders, Nanotech Optionholders and holders of Nanotech RSUs approving the Arrangement and this Plan of Arrangement to be considered at the Nanotech Meeting.

“Nanotech Circular” means the notice of the Nanotech Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto and enclosures therewith, sent to the Nanotech Securityholders, as required by the Court in the Interim Order, in connection with the Nanotech Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Nanotech Meeting” means the special meeting of Nanotech Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Nanotech Arrangement Resolution, and for any other purpose as may be set out in the Nanotech Circular with the prior consent of META, acting reasonably.

“Nanotech Optionholders” means the holders at the relevant time of Nanotech Options.

“Nanotech Options” means, at any time, options exercisable to acquire Nanotech Shares granted under the Incentive Plan which are, at such time, outstanding, whether or not vested.

“Nanotech RSU” means a restricted share unit of Nanotech granted under the Incentive Plan which are, at the relevant time, outstanding, whether or not vested.

“Nanotech Securityholders” means Nanotech Shareholders, Nanotech Optionholders and holders of Nanotech RSUs.

“Nanotech Shareholders” means the holders of Nanotech Shares.

“Nanotech Shares” means, at any particular time, the issued and outstanding common shares in the capital of Nanotech at that time.

“Nanotech Share Price” means $1.25 per Nanotech Share. “NASDAQ” means the NASDAQ Capital Market.

“Out-of-The-Money Option” means a Nanotech Option that is not an In-The-Money Option.

“person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement, and any amendments or variations thereto made from time to time in accordance with the Arrangement Agreement, the plan of arrangement or upon the direction of the Court in the Final Order with the consent of META, Purchaser and Nanotech, each acting reasonably.

“Purchaser” means 1315115 BC Inc., a corporation existing under the laws of British Columbia.

“TSXV” means the TSX Venture Exchange Inc.

1.2 Headings and References

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles or Sections are to Articles and Sections, respectively, of this Plan of Arrangement.

1.3 Currency

Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in lawful money of Canada and “$” refers to Canadian dollars.

1.4 Time

Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Vancouver, British Columbia.

ARTICLE 2

THE ARRANGEMENT

2.1 Binding Effect

Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and shall be binding at and after the Effective Time on Nanotech, META, Purchaser, the Depositary and all holders and beneficial holders of Nanotech Shares, Nanotech Options and Nanotech RSUs including Dissenting Shareholders, without any further act or formality required on the part of any person.

2.2 The Arrangement

Commencing at the Effective Time on the Effective Date, subject to the terms and conditions of the Arrangement Agreement, the following shall occur as part of the Arrangement and shall be deemed to occur in the following order without any further act or formality:

(a)
each Nanotech Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances (as such term is defined in the Arrangement Agreement), to Nanotech and Nanotech shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 3 hereof, subject to applicable withholdings in accordance with Section 4.4, such Dissenting Shareholder shall cease to be the holder of such Nanotech Shares and to have any rights as a holder of such Nanotech Shares, the name of such Dissenting Shareholder shall be removed from the central securities register of Nanotech as a holder of Nanotech Shares, and Nanotech shall be recorded as the registered holder of the Nanotech Shares so transferred and shall be deemed to be the legal owner of such Nanotech Shares (free and clear of all Encumbrances), which Nanotech Shares shall thereupon be cancelled and such Dissenting Shareholders will cease to have any rights as Nanotech Shareholders other than the right to be paid the fair value for their Nanotech Shares by Nanotech;
(b)
each In-The-Money Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall, without any further action on behalf of any holder thereof, be acquired for cancellation by Nanotech, free and clear of all Encumbrances, in consideration for a cash payment payable on behalf of Nanotech equal to the product obtained by multiplying the amount by which the Nanotech Share Price exceeds the exercise price per Nanotech Share of such In-The-Money Option by the number of Nanotech Shares underlying such In-The-Money Option, subject to applicable withholdings in accordance with Section 4.4, and the name of such holder will be removed from the applicable register of Nanotech as a holder of Nanotech Options. Each In-The-Money Option issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled and all option agreements related thereto shall be terminated and the holder thereof shall thereafter have only the right to receive the Consideration to which such holder is entitled pursuant to this Section 2.2(b);
(c)
each Out-of-The-Money Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall, without any further action on behalf of the holder of such Out-Of-The-Money Option, be cancelled without payment of any consideration to any holder thereof and all option agreements related thereto shall be terminated and the name of such holder will be removed from the applicable register of Nanotech as a holder of Nanotech Options and none of Nanotech, META and Purchaser shall have any liability with respect to such option agreements or Out-Of-The-Money Options;
(d)
each Nanotech RSU that is outstanding immediately prior to the Effective Time, whether or not vested, shall, without any further action on the part of the holder thereof, be acquired for cancellation by Nanotech free and clear of all Encumbrances in consideration for a cash payment payable on behalf of Nanotech equal to the Nanotech Share Price, subject to applicable withholdings in accordance with Section 4.4, and each such Nanotech RSU issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled and the name of such holder will be removed from the applicable register of Nanotech as a holder of Nanotech RSUs and all Nanotech RSU agreements related thereto shall be terminated and the holder thereof shall thereafter have only the right to receive the Consideration to which such holder is entitled pursuant to this Section 2.2(d); and
(e)
each issued and outstanding Nanotech Share (other than Nanotech Shares held by META or an affiliate thereof or Dissenting Shareholders) held by a Nanotech Shareholder shall be transferred by the holder thereof, without any further action or formality on the part of the holder, free and clear of all Encumbrances, to Purchaser in exchange for a cash payment equal to the Nanotech Share Price, in accordance with Section 4.1 less any amounts withheld in accordance with Section 4.4.

The events provided for in this Section 2.2 will be deemed to occur on the Effective Date notwithstanding that certain of the procedures related thereto may not be completed until after the Effective Date.

2.3 Share Registers

Every registered Nanotech Shareholder (other than a Dissenting Shareholder or META or an affiliate thereof) from whom a Nanotech Share is transferred and acquired pursuant to the Arrangement shall cease to be a registered holder thereof and every Nanotech Shareholder shall be removed from the register of holders of Nanotech Shares at the Effective Time and shall cease to have any rights in respect of such Nanotech Shares, and Purchaser shall become the holder of such Nanotech Shares and shall be added to that register at the Effective Time and shall be entitled as of that time to all of the rights and privileges attached to the Nanotech Shares.

2.4 Adjustments to Consideration

Notwithstanding any restriction or any other matter in this Plan of Arrangement to the contrary, if, between the date of the Arrangement Agreement and the Effective Time, the issued and outstanding Nanotech Shares shall have been changed into a different number of shares or a different class by reason of any split, consolidation, reclassification, redenomination, reorganization, recapitalization or stock dividend of the issued and outstanding Nanotech Shares or similar event, provided such action is permitted by the Arrangement Agreement, then the Consideration shall be appropriately adjusted to provide to Nanotech Securityholders the same economic benefit as contemplated by this Plan of Arrangement prior to such action.

ARTICLE 3

DISSENT RIGHTS

3.1 Rights of Dissent

Registered holders of Nanotech Shares (other than META or an affiliate thereof) may exercise rights of dissent with respect to those Nanotech Shares held by such holder pursuant to, and (except as expressly indicated to the contrary in this Section 3.1), in the manner set forth in Sections 237 to 247 of the BCBCA, as modified by this Section 3.1 and the Interim Order, and the Final Order, in connection with the Arrangement (the “Dissent Rights”); provided that, notwithstanding Section 242 of the BCBCA, the written objection to Arrangement Resolution must be received by Nanotech not later than 5:00 p.m. (Vancouver time) on the second Business Day before the Nanotech Meeting (as it may be adjourned or postponed from time to time); and provided further that, notwithstanding the provisions of the BCBCA, Nanotech Shareholders who duly exercise Dissent Rights and who have not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who:

(a)
ultimately are determined to be entitled to be paid fair value for their Nanotech Shares by Nanotech, which fair value, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, shall be determined as of the time immediately prior to the approval of the Nanotech Arrangement Resolution, shall be deemed to have transferred those Nanotech Shares to Nanotech as of the Effective Time at the fair value in accordance with Section 2.2(a), without any further act or formality and free and clear of all Encumbrances, to Nanotech and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Nanotech Shares, and shall be deemed to not to have participated in the transactions in Article 2 (other than Section 2.2(a)); or

(b)
ultimately are determined not to be entitled, for any reason, to be paid fair value for their Nanotech Shares, shall be deemed to have participated in the Arrangement on the same basis as a holder of Nanotech Shares who has not exercised Dissent Rights;

but in no case shall Nanotech, META, Purchaser, the Depositary or any other person be required to recognize any such holder as a holder of Nanotech Shares after the Effective Time, and the names of each such holder shall be deleted from the register of holders of Nanotech Shares at the Effective Time.

ARTICLE 4

PAYMENT AND CERTIFICATES

4.1 Payment of Consideration

As soon as reasonably practicable following receipt by Nanotech of the Final Order and in any event not later than the Business Day prior to the Effective Date, Purchaser shall deposit or cause to be deposited in escrow with the Depositary,

(a)
for the benefit of the holders of Nanotech Shares, a cash amount equal to the aggregate Consideration payable to such holders in accordance with Section 2.2(e), and

(b)
payable on behalf of Nanotech and for the benefit of the holders of In-the-Money Options and Nanotech RSUs, a cash amount equal to the aggregate Consideration payable to such holders in accordance with Sections 2.2(b) and 2.2(d), respectively, and the aggregate amount of which shall be held by the Depositary as agent and nominee for Former Nanotech Securityholders for distribution to such Former Nanotech Securityholders in accordance with the provisions of this Plan of Arrangement.

Upon surrender to the Depositary by a holder of Nanotech Shares, Nanotech Options or Nanotech RSUs of a duly completed Letter of Transmittal or such other documents and instruments as the Depositary may reasonably require along with the certificate or certificates, if any, representing such securities transferred or disposed of under the Arrangement, such holder thereof shall be entitled to receive in exchange therefor, and promptly after the Effective Date the Depositary shall deliver, a cheque, wire transfer or other form of immediately available funds representing the Consideration which such holder is entitled to receive in accordance with Sections 2.2(b), 2.2(d) and 2.2(e) less any amounts withheld pursuant to Section 4.4, and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Nanotech Shares which was not registered in the transfer records of Nanotech, the Consideration payable to the registered holder may be paid to the transferee if the certificate representing such Nanotech

Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and all documents required to evidence and effect such transfer. Without limiting the provisions of Section 2.3, until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Nanotech Shares (other than Nanotech Shares held by META or any of its affiliates) that, under the Arrangement, were transferred pursuant to Section 2.2 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Consideration to which the holder thereof is entitled under the Arrangement less any amounts withheld pursuant to Section 4.4.

No holder of Nanotech Shares, Nanotech Options or Nanotech RSUs shall be entitled to receive any consideration or entitlement with respect to such Nanotech Shares, Nanotech Options or Nanotech RSUs other than the applicable Consideration to which such holder is entitled to receive in accordance with Section 2.2, this Section 4.1 and the other terms of this Plan of Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Nanotech Shares that were acquired by Purchaser pursuant to Section

2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver to such person or make available for pick up at its offices in exchange for such lost, stolen or destroyed certificate, a cheque or other form of immediately available funds representing the applicable Consideration which such holder is entitled to in accordance with Section 2.2 and such holder’s Letter of Transmittal, less any amounts withheld pursuant to Section 4.4. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom the Consideration is payable shall, as a condition precedent to the payment thereof, give a bond satisfactory to Nanotech, META, Purchaser and its transfer agent (each acting reasonably) in such amount as META may direct or otherwise indemnify Nanotech, META and Purchaser in a manner satisfactory to Nanotech, META and Purchaser (each acting reasonably) against any claim that may be made against Nanotech, META or Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3 Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Nanotech Shares that were acquired pursuant to Section 2.2 that is not deposited with all other instruments required by Section 4.1 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature in the applicable Consideration, and the Consideration that the holder of such Nanotech Shares was entitled to receive shall no longer be payable. On such date, the Consideration to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been donated and forfeited for no consideration to Purchaser or its successors and the interest of the holder of such Nanotech Shares in such Consideration shall be terminated. None of Nanotech, META, Purchaser or the Depositary shall be liable to any person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.4 Withholding Rights

Nanotech, META, Purchaser, the Depositary, and any person making any payment on their behalf, in connection with the Arrangement shall be entitled to deduct and withhold from any dividend (actual or deemed for tax purposes), consideration or other amount otherwise payable to any person (including, for greater certainty, any Nanotech Shareholder, any holder of Nanotech Options or Nanotech RSUs and any Dissenting Shareholder), such amounts as Nanotech, META, Purchaser, the Depositary, or such person making any payment on their behalf, as applicable, is required to deduct and withhold with respect to such payment under the ITA, United States tax Laws or any other applicable Law or the administrative practice of any Governmental Entity, except when such person has paid such amount in cash to Nanotech, META, Purchaser or the Depository, as applicable, to enable it to comply with such deduction or withholding requirement. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made; provided that such withheld amounts are actually remitted to the appropriate Governmental Entity.

4.5 Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Nanotech Shares, Nanotech Options and Nanotech RSUs issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Nanotech Shares, Nanotech Options and Nanotech RSUs (other than META, Purchaser or any of their respective affiliates), and of Nanotech, META, Purchaser, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Nanotech Shares, Nanotech Options or Nanotech RSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 5

AMENDMENT

5.1 Plan of Arrangement Amendment

(a)
With the prior written consent of META and Purchaser, Nanotech may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Nanotech Meeting, approved by the Court and communicated to Nanotech Shareholders, Nanotech Optionholders and holders of Nanotech RSUs if and as required by the Court.
(b)
With the prior written consent of META and Purchaser, any amendment, modification or supplement to this Plan of Arrangement may be proposed by Nanotech at any time before or at the Nanotech Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Nanotech Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.
(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Nanotech Meeting shall be effective only if (i) it is consented to in writing by Nanotech, META and Purchaser, and (ii) if required by the Court, it is consented to by Nanotech Shareholders, Nanotech Optionholders and/or holders of Nanotech RSUs voting in the manner directed by the Court.

(d)
With the prior written consent of META and Purchaser, any amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Date by Nanotech and without the approval of the Court, Nanotech Shareholders, Nanotech Optionholders or holders of Nanotech RSUs, provided that it concerns a matter which, in the reasonable opinion of Nanotech, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is in no way adverse to the financial or economic interests of any Nanotech Shareholder, Nanotech Optionholder or holder of Nanotech RSUs.
(e)
This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 6

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Nanotech, META and Purchaser shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 7

NOTICE

Any notice to be given by META or Purchaser to Nanotech Shareholders, Nanotech Optionholders or holders of Nanotech RSUs pursuant to the Arrangement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to registered Nanotech Shareholders, Nanotech Optionholders or holders of Nanotech RSUs, as the case may be, at their addresses as shown on the applicable register of such holders maintained by Nanotech and will be deemed to have been received on the first day following the date of mailing which is a Business Day.

The provisions of this Plan of Arrangement, the Arrangement Agreement and the Letter of Transmittal apply notwithstanding any accidental omission to give notice to any one or more Nanotech Shareholders, Nanotech Optionholders or holders of Nanotech RSUs and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, META intends to make reasonable efforts to disseminate any notice by other means, such as dissemination by press release.

Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal, cheques, if any, issuable, pursuant to the Arrangement need not be mailed if Purchaser determines that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent in respect of which the certificates being issued were deposited, upon application to the Depositary, until such time as Purchaser has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal, the deposit of cheques with the Depositary in such circumstances will constitute delivery to the persons entitled thereto and the Nanotech Shares will be deemed to have been paid for immediately upon such deposit.

SCHEDULE B

NANOTECH ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.
the arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Meta Materials Inc. (“META”), Nanotech Security Corp. (“Nanotech”), 1315115 BC Inc. (“Purchaser”) and the securityholders of Nanotech, as more particularly described and set forth in the management information circular of Nanotech (the “Circular”) dated [●], 2021 accompanying the notice of this meeting, as the Arrangement may be, or may have been, modified, amended or supplemented in accordance with the definitive arrangement agreement (as it may be amended, the “Arrangement Agreement”) made as of August 4, 2021 between META, Purchaser and Nanotech, and all transactions contemplated thereby, are hereby authorized, approved and adopted;
2.
the plan of arrangement of Nanotech, as may be, or may have been, modified, amended or supplemented in accordance with its terms and the terms of the Arrangement Agreement (the “Plan of Arrangement”), implementing the Arrangement, the full text of which is set out in Appendix “[●]” to the Circular, is hereby authorized, approved and adopted;
3.
the (i) Arrangement Agreement and related transactions, (ii) actions of the directors of Nanotech in approving the Arrangement Agreement, and (iii) actions of the directors and officers of Nanotech in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved;
4.
Nanotech be and is hereby authorized and directed to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be modified, amended or supplemented as described in the Circular);
5.
notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Nanotech or that the Arrangement has been approved by the Court, the directors of Nanotech are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Nanotech to (i) modify, amend or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the terms of the Arrangement Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions;
6.
any one director or officer of Nanotech is hereby authorized and directed for and on behalf of Nanotech to execute, whether under corporate seal of Nanotech or otherwise, and to deliver to the Registrar under the BCBCA any documents, if any, as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such documents;

B-1

7.
any one director or officer of Nanotech is hereby authorized and directed, for and on behalf and in the name of Nanotech, to execute or cause to be executed and to deliver or cause to be delivered, whether under corporate seal of Nanotech or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments, and to perform or cause to be performed all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions and the matters authorized thereby, the Arrangement Agreement, and completion of the Plan of Arrangement including:
(a)
all actions required to be taken by or on behalf of Nanotech, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
(b)
the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Nanotech;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-2

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF NANOTECH

Nanotech represents and warrants to and in favour of META and the Purchaser as follows, and acknowledges that META and the Purchaser are relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)
Schedule C(a) of the Nanotech Disclosure Letter sets forth the name and jurisdiction of incorporation and the directors and executive officers of Nanotech. (i) Nanotech is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all material corporate filings; and (ii) has all requisite corporate power and capacity to carry on its business as now conducted and to own or lease and operate its assets and properties;
(b)
Nanotech does not beneficially own, or exercise control or direction over, directly or indirectly, any interest in any other Person or any agreement, option or commitment to acquire any such investment.
(c)
No steps or proceedings have been taken, instituted or, to the knowledge of Nanotech, are pending for the dissolution, liquidation or winding up of Nanotech. Nanotech: (i) is not insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other Laws applicable to it; (ii) has not commenced, approved, authorized or taken any action in furtherance of proceedings in respect of it under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; (iii) has not proposed a compromise or arrangement with its creditors generally, and is not or has not been subject to any actions taken, orders received or proceedings commenced by creditors or other Persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of it, or any of its property or assets; (iv) has not had any encumbrancer take possession of any of its property, or (v) has not had any execution or distress become enforceable or become levied upon any of its property. Nanotech is not unable to pay its liabilities as they become due and the realizable value of the assets of Nanotech are not less than the aggregate of its liabilities.
(d)
Except as disclosed in Schedule C(d) of the Nanotech Disclosure Letter, Nanotech is, in all material respects, conducting its business in compliance with all applicable Laws (including all material applicable federal, provincial, state, municipal and local laws, regulations and other lawful requirements of any Governmental Entity) of each jurisdiction in which its business is carried on and is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned or leased and operated and all such licenses, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such Laws, regulations or Permits which would reasonably be expected to result in a Nanotech Material Adverse Effect.
(e)
Nanotech has the requisite corporate power and capacity to enter into this Agreement, and all other agreements and instruments to be executed by Nanotech as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement and performance by Nanotech of its obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly authorized by all necessary corporate action of Nanotech and no other corporate proceedings on the part of Nanotech are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than the approval by the Nanotech Board of the Nanotech Circular, the approval by the Nanotech Securityholders in the manner required by the Interim Order, applicable Law and the approval of the Arrangement by the Court.
(f)
This Agreement has been duly and validly executed and delivered by Nanotech and, assuming due authorization, execution and delivery by META and the Purchaser, constitutes a legal, valid and binding obligation of Nanotech, enforceable against Nanotech in accordance with its terms, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.
(g)
Other than the Interim Order and any approvals required by the Interim Order, the Final Order, filings with the BC Registrar under the BCBCA and such filings and other actions required under applicable Securities Laws and the Key Regulatory Approvals set out in Schedule F to the Agreement, no authorization, approval, order, license, filing, permit or consent of any Governmental Entity, and no notice, registration, declaration or filing by Nanotech with any such Governmental Entity is required in connection with the execution and delivery of, and performance by Nanotech of its obligations under, this Agreement or the consummation of the Arrangement and the other transactions contemplated in this Agreement.
(h)
There is no requirement under any Nanotech Material Contract (as defined below) to which Nanotech is a party or by which Nanotech is bound or has any rights to make a filing with, give any notice to, or to obtain the consent or approval of, or make a payment to, any party to such Nanotech Material Contract or any other Person relating to the transactions contemplated by this Agreement.
(i)
The execution and delivery of this Agreement by Nanotech, the performance by Nanotech of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (whether after notice or lapse of time or both) (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both) or give rise to any right of termination or acceleration of any obligations or indebtedness or payment, and Nanotech is not currently in material breach or default of, (A) any Law applicable to Nanotech; (B) the constating documents, by-laws or resolutions of Nanotech; (C) any Contract or Debt Instrument to which Nanotech is a party or by which it is bound, or (D) any judgment, decree or order binding Nanotech, or the assets or properties thereof; (ii) allow any Person to exercise any rights, require any consent or other action by any Person or permit the termination, cancellation, acceleration or other change of any right or other obligation or the loss of any benefit to which Nanotech is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract; or (iii) result in the creation or imposition of any Encumbrance up on any of Nanotech’s assets.
(j)
Schedule C(j) of the Nanotech Disclosure Letter sets forth the authorized, issued and outstanding share capital of Nanotech. All of the issued and outstanding shares in the capital of, or other equity or voting interests in, Nanotech has been duly authorized and validly issued in compliance with applicable Laws and, is fully paid and non-assessable, were not issued in violation of any pre-emptive rights, purchase options, call options, rights of first refusal, first offer, co-sale or participation or subscription rights or other similar rights. Schedule C(n) of the Nanotech Disclosure Letter sets forth a list of all other securities of Nanotech.
(k)
Nanotech is not aware of any legislation or proposed legislation published by a legislative body, which it anticipates will result in a Nanotech Material Adverse Effect.
(l)
To the knowledge of Nanotech, none of Nanotech’s executive officers is now, or in the last ten (10) years has been, subject to an order or ruling of any securities regulatory authority or securities exchange prohibiting such individual from acting as an officer of a public company or of a company listed on a particular securities exchange.
(m)
No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of Nanotech has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of Nanotech, are pending, contemplated or threatened by any regulatory authority.
(n)
Except for the securities set forth in Schedule C(n) of the Nanotech Disclosure Letter, no Person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, redemption, repurchase or issuance of, or conversion or exchange into, any shares, securities, warrants or convertible obligations of any nature of Nanotech and a sufficient number of Nanotech Shares are reserved for issuance pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire Nanotech Shares. Schedule C(n) of the Nanotech Disclosure Letter sets forth all issued and outstanding securities of

Nanotech convertible into Nanotech Shares, their grant and expiration date, exercise price and number of Nanotech Shares into which they are exercisable, as applicable.
(o)
The Nanotech Financial Statements (i) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by IFRS) of Nanotech as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and contain and reflect adequate provisions for all reasonably anticipated liabilities, expenses and losses of Nanotech in accordance with IFRS and there has been no change in accounting policies or practices of Nanotech since October 1, 2020, that would be required to be disclosed in the Nanotech Financial Statements in accordance with IFRS, except as described in the notes thereto. There has been no material adverse change in the consolidated financial position of Nanotech since the date of the latest balance sheet included in the Nanotech Financial Statements. There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Nanotech with unconsolidated entities or other Persons. Since October 1, 2020, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Nanotech, the Nanotech Board or any committee thereof. Since October 1, 2020, neither Nanotech nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Nanotech, (ii) any fraud, whether or not material, that involves Nanotech’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Nanotech, or (iii) any claim or allegation regarding any of the foregoing. Except as disclosed in the Nanotech Financial Statements, Nanotech does not have any liabilities, indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured of the kind required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with IFRS which are, individually or in the aggregate, material to the business, results of operations or financial condition of Nanotech taken as a whole, except liabilities (i) identified in the balance sheet of Nanotech as of March 31, 2021 or the notes thereto, (ii) described on Schedule C(o) of the Nanotech Disclosure Letter, (iii) executory obligations under any Contract or (iv) incurred since the date of the balance sheet of Nanotech as of March 31, 2021 in the ordinary course of business consistent with past practices. Nanotech does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Nanotech Financial Statements.
(p)
Since October 1, 2020 through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, Nanotech has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Nanotech Material Adverse Effect, or (b) any material change by Nanotech in its accounting methods, principles or practices, except as required by concurrent changes in IFRS or as disclosed in the notes to the Nanotech Financial Statements.
(q)
Nanotech does not have any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are adequately presented or reserved on the Nanotech Financial Statements or disclosed in the notes thereto; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of Nanotech (other than those disclosed on the Nanotech Financial Statements), be material to Nanotech. Without limiting the foregoing, the Nanotech Financial Statements reflects reasonable reserves in accordance with IFRS for contingent liabilities of Nanotech.
(r)
Nanotech maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets.
(s)
There are no actions, proceedings or, to Nanotech’s knowledge, investigations (whether or not purportedly by or on behalf of Nanotech) commenced or, to the knowledge of Nanotech, threatened or pending against or relating to Nanotech or the business thereof or affecting any of their assets and properties or against any current officer or director relating to such individual’s role with Nanotech at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Entity.
(t)
Nanotech is not party to any Contract or arrangement, nor to the knowledge of Nanotech, is there any shareholders agreement or other Contract, which in any manner affects the voting control of any of the securities of Nanotech.
(u)
All Taxes due and payable by Nanotech, have been paid. All Tax Returns required to be filed by Nanotech have been filed with all appropriate Governmental Entities and all such Tax Returns did not contain a misrepresentation as at the respective dates thereof. To the knowledge of Nanotech, no examination of any Tax Return of Nanotech is currently in progress and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by Nanotech. Nanotech has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted such amounts on a timely basis to the appropriate Governmental Entity. Nanotech has not been, is not, and immediately prior to the Effective Date will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the U.S. Tax Code. Nanotech has not taken any action, nor to the knowledge of Nanotech are there any facts or circumstances not set forth in this Agreement or the Plan of Arrangement, that could reasonably be expected to prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code.

(v)
Neither Nanotech nor, to Nanotech’s knowledge, any other Person, is in default or breach in any material respect in the observance or performance of any term, covenant or obligation to be performed by Nanotech or such other Person under any Nanotech Material Contract, and there exists no condition, event or act which, with notice or lapse of time or both, would constitute such a default or breach by Nanotech or, to Nanotech’s knowledge, any other party, under any Nanotech Material Contract or which would give rise to a right of termination on the part of any other party to a Nanotech Material Contract, except where such default or event would not reasonably be expected to result in a Nanotech Material Adverse Effect.
(w)
Since October 1, 2020, through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement and the transactions contemplated herein:
(i)
Except as disclosed in Schedule C(w)(i) of the Nanotech Disclosure Letter or the Nanotech Financial Statements, there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Nanotech;
(ii)
Except as disclosed in Schedule C(w)(ii) of the Nanotech Disclosure Letter or the Nanotech Financial Statements, there has not been any material change in the share capital of Nanotech;
(iii)
Except as disclosed in Schedule C(w)(iii) of the Nanotech Disclosure Letter or the Nanotech Financial Statements, there has not been any incurrence, assumption or guarantee by Nanotech of any material debt for borrowed money, any creation or assumption by Nanotech of any Encumbrance (other than a Permitted Encumbrance) or any making by Nanotech of any material loan, advance or capital contribution or investment in any other Person;
(iv)
There has been no dividend or distribution of any kind declared, paid or made by Nanotech on any Nanotech Shares;
(v)
There has not been any acquisition or sale by Nanotech of any material property or assets;
(vi)
Nanotech has not effected or passed any resolution to approve a split, consolidation or reclassification or any of the outstanding Nanotech Shares;
(vii)
No Nanotech Material Contract (as defined below) has been entered into or amended other than (A) in the ordinary course of business consistent with past practice, or (B) renewals of any such contract, as set out in Schedule C(w)(vii) of the Nanotech Disclosure Letter;

(viii)
There has not been any satisfaction or settlement of any material claims or material liabilities, other than the settlement of such claims or such liabilities in the ordinary course of business consistent with past practice;
(ix)
Except as set out in Schedule C(w)(ix) of the Nanotech Disclosure Letter and except for ordinary course adjustments to salary, bonus, or other remuneration payable to any officers or senior or executive officers, there has not been any increase in the salary, bonus, severance, termination pay, change of control entitlements or other remuneration payable to any senior or executive officers of Nanotech; and
(x)
Nanotech has carried on its business in the ordinary course consistent with past practice.
(x)
There has been no interruption to or discontinuity in any supplier or distributor arrangement or relationship of Nanotech with its principal suppliers and distributors and the relationships of Nanotech with its principal suppliers and distributors are satisfactory, and there are no unresolved disputes with any such supplier or distributor. No supplier or distributor of Nanotech has notified Nanotech that such supplier or distributor will not continue dealing with Nanotech on substantially the same terms as presently conducted, and to the knowledge of Nanotech, there is no reason to believe that, any such supplier or distributor will not continue dealing with Nanotech on substantially the same terms as presently conducted, in each case subject to changes in pricing and volume in the ordinary course.
(y)
The relationships of Nanotech with its customers are satisfactory, and there are no unresolved disputes with any such customer.
(z)
Nanotech possesses permits, licenses, approvals, consents and other authorizations issued by a federal, provincial, state, local or foreign regulatory agencies or bodies (in this Schedule C, collectively, “Governmental Licenses”) required by Law to conduct the business now operated by it, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, result in a Nanotech Material Adverse Effect. Each Governmental License is valid and in full force and effect, and is renewable by its terms or in the ordinary course without the need for Nanotech to comply with any special rules of procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. To the knowledge of Nanotech, Nanotech is in compliance in all material respects with the terms and conditions of all such Governmental Licenses. No consent, licence, order, authorization, approval, permit, registration or declaration of, or filing with, any Governmental Entity or other Person (including without limitation any consent, approval, order or filing pursuant to any applicable bulk sales laws or similar laws) is required in connection with: (i) the closing of the Arrangement; (ii) the execution and delivery by Nanotech of this Agreement or any document delivered by Nanotech at the closing of the Arrangement to which it is a party; (iii) the observance and performance by Nanotech of its obligations under this Agreement or any document delivered by Nanotech at the closing of the Arrangement to which it is a party; or (iv) avoiding the loss of any Governmental Licenses relating to Nanotech, any of their properties and assets, or the business now operated by them.
(aa)
To the knowledge of Nanotech, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental License.
(bb)
There are no actions, proceedings or, to Nanotech’s knowledge, investigations commenced or, to the knowledge of Nanotech, pending in respect of or regarding any such Governmental License. Nanotech has not received any written notice of revocation or non-renewal of any Governmental License, or of any intention of any Person to revoke or refuse to renew any of such Governmental License.
(cc)
Other than as disclosed in Schedule C(cc) of the Nanotech Disclosure Letter, none of the directors, officers or employees of Nanotech, any known holder of more than five percent (5%) of any class of shares of Nanotech, or any known associate or affiliate of any of the foregoing Persons, has had any material interest, direct or indirect, in any material transaction or any proposed material transaction with Nanotech which, as the case may be, materially affected, is material to or will materially affect Nanotech.
(dd)
Other than the Nanotech Financial Advisor, there is no Person acting or purporting to act at the request of Nanotech who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.
(ee)
The Nanotech Financial Advisor is not entitled receive a success or any other type of contingent fee or payment in connection with the Arrangement.
(ff)
Nanotech does not have any loan or other indebtedness outstanding which has been made to any of its securityholders, officers, directors or employees, past or present, or any Person not dealing at arm’s length with it, other than for the reimbursement of ordinary course business expenses.
(gg)
Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, or (iii) financing agreements or shareholder agreements with the shareholders of Nanotech entered into in connection with financings or other transactions to which Nanotech shareholders are generally parties and that will terminate at or prior to the Effective Time as a result of the Arrangement, there are no current contracts or other transactions (including relating to indebtedness by Nanotech) between Nanotech on the one hand, and (a) any officer or director of Nanotech, (b) any holder of record or beneficial owner of five percent (5%)

or more of the voting securities of Nanotech, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand, except as disclosed in Schedule C(gg) of the Nanotech Disclosure Letter.
(hh)
To the knowledge of Nanotech, none of Nanotech’s directors or officers is now, or in the last ten (10) years has been, subject to an order or ruling of any securities regulatory authority or securities exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular securities exchange.
(ii)
The assets and properties of Nanotech and its business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Nanotech has not failed to promptly give any notice or present any material claim thereunder. Schedule C(ii) of the Nanotech Disclosure Letter sets out a true and complete summary of the insurance policies of Nanotech.
(jj)
Schedule C(jj) of the Nanotech Disclosure Letter includes a complete and accurate list of all real or immovable property owned by Nanotech (the “Nanotech Owned Real Property”). Except for Nanotech Owned Real Property, Nanotech does not own any real or immovable property, and has not agreed to acquire any real or immovable property or any interest in any immovable property. Except for the Nanotech Owned Real Property, over the past seven years Nanotech has never owned any real or immovable property, Nanotech is the only occupant of the Nanotech Owned Real Property.
(kk)
Except as disclosed in Schedule C(kk) of the Nanotech Disclosure Letter, the Nanotech Owned Real Property is in good operating condition, ordinary wear and tear excepted.
(ll)
Nanotech has good and marketable title to all Nanotech Owned Real Property (as both registered and beneficial owner), free and clear of all Encumbrances or restrictions of any kind (except Permitted Encumbrances), except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Nanotech. There are no outstanding options or right of first refusal to purchase the Nanotech Owned Real Property, or any portion thereof or interest therein, and Nanotech holds all rights of occupation, easements, rights of way and such other real property interests as are required for the location, access, construction, ownership, maintenance and operation of the business Nanotech. Except as disclosed in Schedule C(ll) of the Nanotech Disclosure Letter, Nanotech is not party to, or bound by, any agreement to sell, transfer or acquire any interest in any real property, including the Nanotech Owned Real Property, and there is no other Person in possession of all or any portion of the Nanotech Owned Real Property.
(mm)
The Nanotech Owned Real Property does not violate, contravene or breach, and the Nanotech Owned Real Property is used in compliance with, Laws and Permits applicable thereto, in all material respects, including but not limited to zoning by-laws and regulations. All Permits necessary in connection with the present use and operation by Nanotech of the Nanotech Owned Real Property and the lawful occupancy by Nanotech thereof have been issued by the appropriate Governmental Entity. To the knowledge of Nanotech, Nanotech is not in breach of any of the obligations which may be imposed upon itself with respect to the operation of the Nanotech Owned Real Property.
(nn)
Nanotech has not received any written notice of claims, summons, order, direction or other written communication relating to Nanotech’s non-compliance with any Laws from any Governmental Entity or other third party with respect to the Nanotech Owned Real Property.
(oo)
Except as disclosed in Schedule C(oo) of the Nanotech Disclosure Letter, none of the facilities currently existing on any of the Nanotech Owned Real Property encroaches upon, and any facilities under construction on any of the Nanotech Owned Real Property will not encroach upon, the real or immovable property of any other Person. No facility of any other Person encroaches upon any of the Nanotech Owned Real Property.
(pp)
Each facility currently existing on any of the Nanotech Owned Real Property is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such facility as the same is currently operated. The Nanotech Owned Real Property has a valid and enforceable right to access by Persons or vehicles to a public road.
(qq)
Except as disclosed in Schedule C(qq) of the Nanotech Disclosure Letter, Nanotech is the registered and beneficial owner of the lands and buildings located on the Quebec Nanotech Owned Real Property, no servitude has been created which would charge the Quebec Nanotech Owned Real Property and impede the operation of business as currently conducted and no new construction or modification to the existing buildings has been undertaken and no new construction has been erected by a neighbour which would be situate on or within the limits of the Quebec Nanotech Owned Real Property.
(rr)
The Quebec Nanotech Owned Real Property has not received any notice of any title claims over the past seven years in respect of the property.
(ss)
The certificate of location prepared by Daniel Lacroix, Quebec land surveyor, dated April 27, 2010 and issued under his minute number 11543, reference number 2010-03-40 (the “Certificate of Location”), accurately describes the current state of the Quebec Nanotech Owned Real Property and the location of the buildings and constructions erected thereon, save and except for the cadastral designation of the Quebec Nanotech Owned Real Property which has changed pursuant to a cadastral renovation.

(tt)
To the knowledge of Nanotech, the Quebec Owned Real Property is not a recognized or a classified cultural property and is not situated in a historical or natural district, within a classified historic site or in a protected area within the meaning of any applicable Law, nor is it subject to any restriction under the Cultural Heritage Act (Québec).
(uu)
To the knowledge of Nanotech, except as disclosed in Schedule C(uu) of the Nanotech Disclosure Letter, the Quebec Nanotech Owned Real Property is not part of land protected for agricultural purposes under the Act to Preserve Agricultural Land and Agricultural Activities (Québec). Nanotech does not owe any monies to any Person for labour, materials, work or services performed, rendered or supplied to or in connection with the Nanotech Owned Real Property for which such Person could claim an Encumbrance, and there are no legal hypothec or similar lien, including but not limited to legal hypothec(s) for persons having taken part in the construction or renovation of an immovable, registered or threatened to be registered against the Nanotech Owned Real Property.
(vv)
To the knowledge of Nanotech, except as disclosed in Schedule C(vv), there are no facts relevant to the Nanotech Owned Real Property which could significantly increase the expenses for its maintenance and upkeep and no event has occurred and no circumstance exists that might give rise to any of the foregoing.
(ww)
There have been no transfers of ownership by the Corporation in respect of the Quebec Nanotech Owned Real Property or any portion thereof which have not been published or registered at the land registry office for the registration division in which the Quebec Nanotech Owned Real Property is situated.
(xx)
Except as disclosed in Schedule C(xx), no business or operations are conducted at or on any of the Nanotech Owned Real Property other than those of Nanotech. The Nanotech Owned Real Property is zoned to permit all of its current uses, including uses by any lessee, and the buildings, plants, structures, erections, improvements, appurtenances and fixtures located thereon comply in all material respects with the by-laws and building codes of the municipality in which it is situated. No part of the Nanotech Owned Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Nanotech Owned Real Property for its current use. The Corporation has no outstanding application for a re-zoning of the Nanotech Owned Real Property and, to the knowledge of Nanotech, no proposed change to any zoning affecting the Nanotech Owned Real Property was publicly announced by any Governmental Entity.
(yy)
All mutation or transfer duties applicable to the acquisition by Nanotech of all or any portion of the Quebec Nanotech Owned Real Property pursuant to the provisions of the Act respecting Duties on Transfers of Immovables (Québec), have been previously invoiced by the relevant municipality or Governmental Entity and have been entirely paid, without subrogation, or, if they have not yet been invoiced, a provision has been taken in the financial statements therefor. There have been no transfers (whether published or not) in favour of Nanotech of any of the Nanotech Owned Real Property made in reliance upon an exemption from transfer duties (mutation taxes) pursuant to the Act respecting Duties on Transfers of Immovables (Québec).
(zz)
To the knowledge of Nanotech, all Taxes with respect to the Nanotech Owned Real Property that are due have been paid in full, and there are no local improvement charges or special levies outstanding in respect of the Nanotech Owned Real Property and Nanotech has not received any written notice of proposed local improvement charges or special levies.
(aaa)
To the knowledge of Nanotech, there are no ongoing contestations of any Taxes or municipal assessments with respect to the Nanotech Owned Real Property by Nanotech.
(bbb)
There are no claims judicial or administrative, by any party, pending or, to the knowledge of Nanotech, threatened, by or against or affecting Nanotech with respect to the Nanotech Owned Real Property.
(ccc)
No order has been issued, or to the knowledge of Nanotech, is threatened, with respect to any of the Nanotech Owned Real Property, the use thereof by Nanotech, or any buildings, plants, structures, fixtures and improvements located thereon including any order advising of any defects in the construction or state of repair thereof, or advising of any other non-compliance with any applicable Law, including with respect to fire, safety, land use planning, zoning, construction, occupancy or otherwise which could require performance of work or expenditure of money to correct.
(ddd)
The Nanotech Owned Real Property is not subject to any expropriation in respect of which Nanotech has received any written notice, and there is no condemnation, expropriation or other similar proceedings pending, or the knowledge of Nanotech, threatened in respect of the Nanotech Owned Real Property or any part thereof.
(eee)
Copies of all written contracts in force with respect to the Nanotech Owned Real Property have been remitted to META, including but not limited to any and all service agreements, supplying agreements, construction agreements, enterprise agreements or any other agreements with respect to the Nanotech Owned Real Property.
(fff)
Copies of all deeds and other instruments by which Nanotech acquired the Nanotech Owned Real Property, and copies of all title insurance policies and certificates of location or opinions on title in the possession of Nanotech relating to the Nanotech Owned Real Property have been delivered to META.
(ggg)
Schedule C(ggg) of the Nanotech Disclosure Letter includes a completed an accurate list of each real or immovable property or premise currently leased by Nanotech as well as the agreements governing such leases, together with any amendments, extensions and waivers thereto and sets out, in respect of each such lease, the identity of the landlord and of the tenant, a description of the leased premises (by municipal address and proper legal description), the term of the lease (specifying the current expiration date), the space occupied, the rental payments under the lease (specifying any breakdown of base rent and additional rents and the date through which such payments have been made), any security deposit, any rights of renewal or termination and the terms thereof, any “continuous operation” requirements and any restrictions on use of any leased premises or on assignment or change of control of the tenant. Each real or immovable property currently leased by Nanotech (the “Nanotech Leased Property”) is occupied by Nanotech as tenant is in actual possession and Nanotech has the right to occupy and use the Nanotech Leased Property, subject to the terms of the respective leases, and each of the leases pursuant to which Nanotech occupies such Nanotech Leased Property is valid, legally binding and enforceable against Nanotech, and to the knowledge of Nanotech, the other parties in accordance with its terms is in good standing and in full force and effect, and Nanotech is not in breach of, or default under, such lease, sublease, license or occupancy agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by Nanotech or permit termination, modification or acceleration by any third party thereunder. No third party has repudiated or has the right to terminate or repudiate any such lease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease) or any provision thereof. None of the aforementioned leases has been assigned by Nanotech or by the landlord, as the case may be, in favour of any Person or sublet or sublicensed. There exists no claim of any kind or right of set-off against Nanotech, as the case may be, as tenant by the landlord or against the landlord by Nanotech, as the case may be, as tenant as of the date hereof. Nanotech is not in arrears of rent required to be paid pursuant to any applicable lease, including but not limited under the terms of any COVID-19-related rent abatement, reduction or other set-off agreement. Nanotech owns, leases or licences all personal or movable property as is necessary to conduct its business as presently conducted, and Nanotech has good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such personal or movable property.
(hhh)
The minute books and records of Nanotech made available to META and its counsel in connection with their due diligence investigation in respect of the Arrangement contain full, true and correct copies of all constating documents, including all amendments thereto, and contain copies of all proceedings of securityholders and directors (and committees thereof) and are complete in all material respects.
(iii)
Schedule C(iii) of the Nanotech Disclosure Letter sets out separately all Intellectual Property owned by Nanotech that has been registered or for which applications for registration have been filed and all other material Intellectual Property that is owned by Nanotech (in this Schedule C, the “Nanotech Owned Intellectual Property”) and the Intellectual Property that is duly licensed by Nanotech as part of its business as presently conducted (in this Schedule C, the “Nanotech Licensed Intellectual Property”, and together with the Nanotech Owned Intellectual Property, the “Nanotech Intellectual Property”). Nanotech is the sole and exclusive owner of the Nanotech Owned

Intellectual Property and all other Intellectual Property that it owns or purports to own with good, valid and marketable title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances). Schedule C(iii) of the Nanotech Disclosure Letter lists all license agreements to which Nanotech is a party or by which it is bound (whether as licensor, licensee or otherwise) with respect to the Intellectual Property, excluding any licenses for unmodified, commercially-available, off-the-shelf software, for which Nanotech pays a license fee of more than $1,000 in the aggregate annually. Nanotech has valid and enforceable licenses to use all of the Nanotech Licensed Intellectual Property used by it in connection with, and as required for, its business as presently conducted. Nanotech has no knowledge to the effect that it will be unable to obtain or maintain any rights or licenses to use all Intellectual Property necessary for the conduct of its business. To the knowledge of Nanotech, the Nanotech Owned Intellectual Property and the Nanotech Licensed Intellectual Property constitute all of the Intellectual Property required by Nanotech to conduct its business as currently conducted. To the knowledge of Nanotech, no third parties have rights to any Nanotech Intellectual Property, except for the ownership rights of the owners of the Nanotech Licensed Intellectual Property which is licensed to Nanotech. Except as disclosed in Schedule C(iii) of the Nanotech Disclosure Letter, to the knowledge of Nanotech, there is no infringement, misappropriation or misuse by third parties of any Nanotech Owned Intellectual Property. There is no pending or, to the knowledge of Nanotech, threatened action, suit, proceeding or claim by third parties challenging the rights in or to any Nanotech Owned Intellectual Property, and Nanotech is not aware of any facts which form a reasonable basis for any such claim. The Nanotech Owned Intellectual Property that is the subject of an application or registration is valid, in full force and effect. There is no pending or, to the knowledge of Nanotech, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Nanotech Owned Intellectual Property, and Nanotech is not aware of any allegations or finding of unenforceability or invalidity of the Nanotech Owned Intellectual Property or any facts which form a reasonable basis for any such claim. All applications, registrations, filings, renewals and payments necessary to preserve the rights of Nanotech in and to Nanotech Owned Intellectual Property have been duly filed, made, prosecuted, maintained, paid, are in good standing and are recorded in the name of Nanotech. There is no pending or, to the knowledge of Nanotech, threatened action, suit, proceeding or claim by third parties that Nanotech infringes, misappropriates or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others. To the knowledge of Nanotech, neither the conduct of the business of Nanotech nor the products, services or processes of Nanotech infringe, misappropriate or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of third parties and, without limiting the foregoing, to the knowledge of Nanotech, there is no patent or patent application by third parties that contains claims that interfere with the issued or pending claims of any Nanotech Owned Intellectual Property.
(jjj)
Except in respect of the Intellectual Property set forth in Schedule C(jjj) of the Nanotech Disclosure Letter, no licenses or other rights have been granted to any third party in, to and in respect of the Nanotech Owned Intellectual Property.

(kkk)
Other than in respect of those contracts disclosed in Schedule C(kkk) of the Nanotech Disclosure Letter, Nanotech is not a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects any Nanotech Intellectual Property.
(lll)
Except as set forth in Schedule C(lll) of the Nanotech Disclosure Letter, Nanotech is not obligated to pay any royalties, fees or other compensation to any third party in respect of its ownership, use, practice, exploitation or commercialization of any Intellectual Property.
(mmm)
Except as disclosed in Schedule C(mmm) of the Nanotech Disclosure Letter, Nanotech has not received any funding from a Governmental Entity that impacts or has the potential to impact Nanotech’s ownership, use, practice, exploitation or commercialization of the Nanotech Owned Intellectual Property. Except as disclosed in Schedule C(mmm) of the Nanotech Disclosure Letter, to the knowledge of Nanotech, no employee, contractor, consultant or other service provider of Nanotech, who was involved in, or who contributed to, the creation or development of the Nanotech Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research centre or government funded institution during a period of time during which such Person worked for Nanotech.
(nnn)
Except as disclosed in Schedule C(nnn) of the Nanotech Disclosure Letter, no permits, licenses, approvals, consents or other authorizations issued by any federal, provincial, state, local or foreign regulatory agency or body are required to import or sell the products of Nanotech.
(ooo)
All current and former employees of, and current and former consultants (excluding consultants who have exclusively provided financial services) to, Nanotech have entered into proprietary rights or similar agreements with Nanotech, whereby any Intellectual Property created by them in the course of the performance of their employment or engagement has been fully and irrevocably assigned to Nanotech without additional consideration and (ii) such employees and consultants have waived in favour of Nanotech and its successors and assigns all moral rights which they may possess in any copyright works which they may have authored as part of the Intellectual Property created by them in the course of the performance of their employment or engagement, and, to the knowledge of Nanotech, no employee of, or consultant to, Nanotech is in violation of such agreements.
(ppp)
All Persons having access to or knowledge of the Intellectual Property or any information of a confidential nature, in each case that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of Nanotech’s business, have entered into non-disclosure agreements with Nanotech preventing the disclosure of such Intellectual Property or information, and there has been no breach of any such agreement. To the knowledge of Nanotech, the employment or engagement by Nanotech of such Persons does not violate any non-disclosure or non- competition agreement between any such Person and a third party.
(qqq)
Nanotech has taken all reasonably necessary and appropriate steps (including but not limited to appropriately marking and labelling Intellectual Property) to protect the secrecy, confidentiality and proprietary nature of all Nanotech Intellectual Property.
(rrr)
Nanotech has at all times (i) complied with the Privacy Requirements in all material respects, (ii) made all necessary and appropriate notifications and registrations, paid all required fees and charges, and had a data protection officer where required, under DP Laws, (iii) maintained complete, accurate and up-to-date records of all processing activities undertaken by it or by a processor on its behalf as required under DP Laws (iv) had in place appropriate technical, contractual and organizational measures designed to ensure the security of its systems and of personal data, including protection against any loss, theft, or unauthorized, accidental or unlawful destruction, alteration, disclosure of or access to any personal data, as required under Privacy Requirements; and (v) had in place all necessary data protection policies and procedures to comply in all material respects with all Privacy Requirements, and retained sufficient documentation to evidence such compliance.
(sss)
Except as disclosed in Schedule C(sss) of the Nanotech Disclosure Letter, during the three (3) years ending on the date of this Agreement, there has been no material breach of security leading to any loss, theft, or unauthorized, accidental or unlawful destruction, alteration, disclosure of or access to, any personal data transmitted, stored or otherwise processed by Nanotech or by any processor on its behalf (a “Data Incident”), and no such breaches have been suspected or threatened and there are no circumstances likely to give rise to any such breach. Nanotech has not been subject to any requirement to notify affected individuals of any Data Incident under the Privacy Requirements or applicable Law.
(ttt)
All service providers of Nanotech, to which Nanotech has provided personal data, have executed agreements pursuant to which the service providers agree to use and disclose such personal data only to provide services to Nanotech, to limit access to the personal data to its personnel and contractors who have a need to access such personal data in order to provide the services to Nanotech and who are bound by a duty of confidentiality.
(uuu)
The conduct of Nanotech in carrying on the Nanotech Business and the operation of the Nanotech Business by Nanotech have been and is in compliance with all Environmental Laws, in all material respects, and there are no existing events, conditions, or circumstances that would reasonably be expected to materially and adversely affect the ability of Nanotech to comply with Environmental Laws.
(vvv)
Except as disclosed in Schedule C(vvv) of the Nanotech Disclosure Letter, Nanotech has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (in this Schedule C, the “Environmental Permits”) necessary as at the date hereof for the operation of the business carried by Nanotech, and each Environmental Permit is valid, subsisting and in good standing in all material respects and Nanotech is not in default or breach of any Environmental Permit in any respect and no proceeding is outstanding or, to the knowledge of Nanotech, has been threatened or is pending to revoke or limit any Environmental Permit.
(www)
To the knowledge of Nanotech, Nanotech has not used, except in compliance in all respects with all Environmental Laws and Environmental Permits, any property or facility which it owns, controls manages, operates or leases or previously owned, controlled, operated, managed or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance and, to the knowledge of Nanotech, there have been no releases of Hazardous Substances at any property or facility which it owns, controls, manages, operates or leases or previously owned, controlled, operated, managed or leased.
(xxx)
To the knowledge of Nanotech, none of the Nanotech Owned Real Property and Nanotech Leased Real Property has ever been used by the Nanotech or any Person under its control as a waste disposal site and none of the Nanotech Owned Real Property and Nanotech Leased Real Property has ever been used by the Nanotech or any Person under its control for any use which would trigger an obligation under Environmental Laws on the part of Nanotech to perform a clean-up of the Nanotech Owned Real Property or Nanotech Leased Real Property or take corrective action under Environmental Laws that would reasonably be expected to result in a Nanotech Material Adverse Effect.
(yyy)
Nanotech has not received any notice of, or been prosecuted for, an offence alleging, non- compliance in any material respect with any Environmental Laws, and has not settled any allegation of non-compliance short of prosecution. There are no orders or directions issued against each of Nanotech under Environmental Laws including those requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of Nanotech, nor has Nanotech received notice of any of the same.
(zzz)
There are no past unresolved or, to the knowledge of Nanotech, any threatened or pending claims, complaints, notices or requests for information received by Nanotech with respect to any alleged violation of any Environmental Laws, and to the knowledge of Nanotech, no conditions exist at, on or under any property now or previously owned, operated, optioned or leased by Nanotech which, with the passage of time, or the giving of notice or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in a Nanotech Material Adverse Effect.
(aaaa)
Nanotech has not received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under Environmental Laws that would reasonably be expected to result in a Nanotech Material Adverse Effect.
(bbbb)
There are no environmental audits, evaluations, assessments, studies or tests relating to Nanotech.
(cccc)
Nanotech has not agreed by contract or other agreement to indemnify or be responsible for any liabilities or obligations under Environmental Laws.
(dddd)
To the knowledge of Nanotech, Nanotech is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labour relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Nanotech as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no actions against Nanotech pending or, to the knowledge of Nanotech, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Nanotech, including, without limitation, any claim relating to unfair labour practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.
(eeee)
Schedule C(eeee) of the Nanotech Disclosure letter sets out a complete and accurate list of all current employees and consultants engaged or employed by Nanotech and includes names and titles of such employees and consultants together with their position/role and location of their employment or provision of services. All of the employees and consultants listed in Schedule C(eeee) of the Nanotech Disclosure Letter are engaged pursuant to a written contract of employment or provision of services and all such contracts have been disclosed to the legal counsel of META in the virtual data room maintained by Nanotech for the purposes of facilitating the Parties due diligence investigations.
(ffff)
Nanotech is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation actual or threatened, relating to employment or termination of employment of employees or independent contractors.
(gggg)
Each plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by Nanotech for the benefit of any current or former director, officer, employee or consultant of Nanotech (in this Schedule C, the “Nanotech Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Nanotech Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws.
(hhhh)
All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Nanotech.
(iiii)
There is not currently any labour disruption, dispute, slowdown, stoppage, complaint or grievance or, to the knowledge of Nanotech, threatened or pending which is adversely affecting or would reasonably be expected to adversely affect, in a material manner, the carrying on of the business of Nanotech, and, to the knowledge of Nanotech, there is no proposal to unionize its employees and no collective bargaining agreements are in place or currently being negotiated by Nanotech.
(jjjj)
Other than as set out in Schedule C(jjjj) of the Nanotech Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of Nanotech to severance pay, termination pay, change of control payment or benefits, or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Nanotech to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the consummation of the transactions contemplated by this Agreement.
(kkkk)
Nanotech is, in all material respects, conducting its business in compliance with all applicable Laws of each jurisdiction in which it carries on its business and has not received a notice of material non-compliance, and, to the knowledge of Nanotech, there are no facts that would give rise to a notice of material non-compliance with any such Laws.
(llll)
Other than as set out in the Agreement and in Schedule C(llll) of the Nanotech Disclosure Letter, Nanotech is not currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Nanotech whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of Nanotech (whether by sale or transfer of shares or otherwise).

(mmmm)
Nanotech has a minimum of $5,000,000 in cash on hand.
(nnnn)
Nanotech is not a party to any Material Contract, other than as set forth on Schedule C(nnnn) of the Nanotech Disclosure Letter (in this Schedule C, collectively, the “Nanotech Material Contracts”).
(oooo)
All Nanotech Material Contracts are in good standing in all material respects and in full force and effect.
(pppp)
Nanotech is not in material default or breach of any Nanotech Material Contract and, to the knowledge of Nanotech, there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute a material default or breach under any Nanotech Material Contract and/or which would give rise to a right of termination on the part of any other party to a Nanotech Material Contract.
(qqqq)
Nanotech is a “reporting issuer” (as that term is defined under applicable Securities Laws) or equivalent thereof and not on the list of reporting issuers in default under applicable Securities Laws in British Columbia, Ontario and Alberta, and is not in default of any material requirements of any Securities Laws or the rules and regulations of the TSXV. Nanotech has not taken any action to cease being a reporting issuer in any province nor has Nanotech received notification from any Securities Authority seeking to revoke the reporting issuer status of Nanotech. No delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of Nanotech, no inquiry or investigation of any Securities Authority, is pending, in effect or ongoing or threatened. The Nanotech Shares are listed on the TSXV and trading of the Nanotech Shares is not currently halted or suspended. Nanotech does not have any securities listed or quoted for trading on any securities exchange or market other than the TSXV and the OTC. Nanotech is not subject to any cease trade or other order of the TSXV or any Securities Authority, and, to the knowledge of Nanotech, no investigation or other proceedings involving Nanotech that may operate to prevent or restrict trading of any securities of Nanotech are currently in progress or pending before the TSXV or any Securities Authority. Nanotech has timely filed or furnished all Nanotech Disclosure Documents required to be filed or furnished by Nanotech under applicable Securities Laws. Each of the Nanotech Disclosure Documents complied in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation (as defined under applicable Securities Laws). Nanotech has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings (including redacted filings) filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Nanotech Disclosure Documents and, to the knowledge of Nanotech, neither Nanotech nor any of the Nanotech Disclosure Documents is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or the TSXV.

(rrrr)
The operations of Nanotech are and have been conducted, at all times, in material compliance with all applicable Anti-Money Laundering Laws, and no action by or before any Governmental Entity against Nanotech with respect to the Anti-Money Laundering Laws is pending. Nanotech has not, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to Nanotech and its operations. Nanotech, or, to the knowledge of Nanotech, any director, officer, agent, employee, affiliate or Person acting on behalf of Nanotech has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(ssss)
Neither Nanotech nor, to the knowledge of Nanotech, any of its officers, directors or employees acting on behalf of Nanotech, has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any other applicable Law covering a similar subject matter applicable to Nanotech and its operations, and to the knowledge of Nanotech, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Nanotech.
(tttt)
Except for the representations and warranties expressly made by Nanotech in this Schedule C or in any certificate delivered pursuant to this Agreement, neither Nanotech nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to Nanotech or its business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to META or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither Nanotech nor any other Person makes or has made any express or implied representation or warranty to META or any of its Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to Nanotech or its business or, (b) except for the representations and warranties made by Nanotech in this Schedule C, any oral or written information presented to META or any of its Representatives in the course of their due diligence investigation of Nanotech, the negotiation of this Agreement or the course of the Arrangement.
(uuuu)
Nanotech is not a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of Nanotech to compete or operate in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of Nanotech.
(vvvv)
Except as disclosed in Schedule C(vvvv) of the Nanotech Disclosure Letter, Nanotech is not party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, or that would require consent or notice, as a result of the execution, delivery and performance of this Agreement or the consummation of any of the transactions provided for in this Agreement and the Plan of Arrangement (except as would not, individually or in the aggregate, have or reasonably be expected to have, individually or in the aggregate, a Nanotech Material Adverse Effect or as set out in the Key Regulatory Approvals).

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF META AND THE PURCHASER

META and the Purchaser jointly and severally represent and warrant to and in favour of Nanotech as follows, and acknowledges that Nanotech is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)
Each of META and the Purchaser (i) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all material corporate filings; and (ii) has all requisite corporate power and capacity to carry on its business as now conducted and to own or lease and operate its assets and properties.
(b)
The Purchaser is a wholly-owned direct subsidiary of META.
(c)
No steps or proceedings have been taken, instituted or, to the knowledge of META, are pending for the dissolution, liquidation or winding up of META or the Purchaser. Neither META nor any subsidiary of META: (i) is insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other Laws applicable to it; (ii) has commenced, approved, authorized or taken any action in furtherance of proceedings in respect of it under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; (iii) has proposed a compromise or arrangement with its creditors generally or is or has been subject to any actions taken, orders received or proceedings commenced by creditors or other Persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of it, or any of its property or assets; (iv) had any encumbrancer take possession of any of its property, or (v) had any execution or distress become enforceable or become levied upon any of its property.
(d)
Each of META and the Purchaser has the requisite corporate power and capacity to enter into this Agreement, and all other agreements and instruments to be executed by META or the Purchaser as contemplated by this Agreement, and to perform their respective obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement and performance by META and the Purchaser of their obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly authorized by all necessary corporate action of META and the Purchaser, and no other corporate proceedings on the part of META or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement, the consummation of the Arrangement and the other transactions contemplated hereby, except for obtaining the Key Regulatory Approvals.
(e)
This Agreement has been duly and validly executed and delivered by each of META and the Purchaser and, assuming due authorization, execution and delivery by Nanotech,

constitutes a legal, valid and binding obligation of each of META and the Purchaser, enforceable against META and the Purchaser in accordance with its terms, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.
(f)
Other than the actions required under applicable Securities Laws and the Key Regulatory Approvals set out in Schedule F to this Agreement, no authorization, approval, order, license, filing, permit or consent of any Governmental Entity, and no notice, registration, declaration or filing by META or any subsidiary of META with any such Governmental Entity is required in connection with the execution and delivery of, and performance by META or any subsidiary of META (including the Purchaser) of their obligations under, this Agreement or the consummation of the Arrangement and the other transactions contemplated in this Agreement.
(g)
There is no requirement under any material Contract to which META or any subsidiary of META is a party or by which META or any subsidiary of META is bound or has any rights to make a filing with, give any notice to, or to obtain the consent or approval of, any party to such contract relating to the transactions contemplated by this Agreement.
(h)
The execution and delivery of this Agreement by each of META and the Purchaser, the performance by each of META and the Purchaser of their obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (whether after notice or lapse of time or both) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both) or give rise to any right of termination or acceleration of any obligations or indebtedness, and neither META nor the Purchaser of META is currently in material breach or default of, (A) any Law applicable to META or the Purchaser; (B) the constating documents, by-laws or resolutions of META or any subsidiary of META, as applicable, (C) any contract or debt instrument to which META or any subsidiary of META is a party or by which it is bound,or (D) any judgment, decree or order binding META or any subsidiary of META, as applicable, or the assets or properties thereof.
(i)
There are no actions, proceedings or, to META’s knowledge, investigations (whether or not purportedly by or on behalf of META) commenced or, to the knowledge of META, threatened or pending against or relating to META or any subsidiary of META at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Entity, that would reasonably be expected to prevent or materially delay the consummation of the Arrangement.
(j)
META has, and the Purchaser will have at the Effective Time, sufficient cash or cash equivalents in the aggregate, including META’s cash-on-hand at the date of this Agreement and the Purchaser’s cash-on-hand at the Effective Time, to satisfy the aggregate Consideration payable by the Purchaser pursuant to the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement and to satisfy all other obligations payable by META or the Purchaser under this Agreement. The obligations of META and the Purchaser under this Agreement are not subject to any conditions regarding the ability of META, the Purchaser or any other Person to obtain financing for the Arrangement and the other transactions contemplated by this Agreement.
(k)
Except as provided in this Agreement or any Nanotech Voting Agreement, neither META nor any of its affiliates has entered into any “connected transaction” to the Arrangement, as defined in MI 61-101, with any Nanotech Shareholder.
(l)
Except for the representations and warranties expressly made by META in this Schedule D or in any certificate delivered pursuant to this Agreement, neither META nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to META or any of its subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Nanotech or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither META nor any other Person makes or has made any express or implied representation or warranty to Nanotech or any of its Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to META, any of its subsidiaries or their respective businesses or, (b) except for the representations and warranties made by META in this Schedule D, any oral or written information presented to Nanotech or any of its Representatives in the course of their due diligence investigation of META and its subsidiaries, the negotiation of this Agreement or the course of the Arrangement.

SCHEDULE E

SIGNATORIES OF NANOTECH VOTING AGREEMENTS

Douglas Blakeway

Bozena Kaminska

Clinton Landrock

Troy Bullock

Bernhard Zinkhofer

Iginatius Leroux

Monika Russell

Ronan McGrath

D. Neil McDonnell

Brian Donnelly

Richard Rowe

Andrew Green

E-1

SCHEDULE F

KEY REGULATORY APPROVALS

Canada

•
TSX approval of the Nanotech Circular.

F-1